UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

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CarMax, Inc.
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Dear Fellow CarMax Shareholders:

I am pleased to invite you to attend the 2015 annual meeting of CarMax, Inc. shareholders, which will be held on Monday, June 22, 2015, in Richmond, Virginia. The attached notice of annual meeting and proxy statement are your guides to the meeting.

We are once again providing live audio coverage of the annual meeting from the CarMax investor relations website at investors.carmax.com. A replay of the annual meeting will be available on this website after the meeting. We hope that this will allow those of you who are unable to attend the meeting in person to hear management discuss this year’s results.

We also are pleased to furnish proxy materials to shareholders primarily over the Internet. On or about May 7, 2015, we mailed our shareholders a Notice of Internet Availability containing instructions on how to access our proxy statement and annual report and to vote online. Internet distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the annual meeting, and conserves natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you will be attending the annual meeting, your vote is very important to us. I encourage you to cast your ballot by Internet, by telephone, by mail (if you request a paper copy) or in person at the annual meeting.

On behalf of the Board of Directors, I would like to thank you for your continued trust in CarMax. I look forward to seeing you at the annual meeting.

Sincerely,

William R. Tiefel

Chairman of the Board of Directors

May 7, 2015

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

When:	Monday, June 22, 2015, at 1:00 p.m., Eastern Time

Where:	Hilton Richmond Hotel, Short Pump 12042 West Broad Street Richmond, VA 23233

Items of Business:	(1)	To elect the eleven directors named in the proxy statement to our Board of Directors.

	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm.

	(3)	To vote on an advisory resolution to approve the compensation of our named executive officers.

	(4)	To transact any other business that may properly come before the annual meeting or any postponements or adjournments thereof.

Who May Vote:	You may vote if you owned CarMax common stock at the close of business on April 17, 2015.

By order of the Board of Directors,

Eric M. Margolin

Senior Vice President,

General Counsel and Corporate Secretary

May 7, 2015

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information, please review this entire proxy statement and CarMax’s Annual Report on Form 10-K for the year ended February 28, 2015.

Fiscal 2015 Results

We achieved record revenues and net earnings in fiscal 2015. Annual highlights included the following:

Store Growth	We opened 13 stores in fiscal 2015. We plan to open between 13 and 16 stores in each of the next three fiscal years. In fiscal 2016, we plan to open 14 stores.
Revenues/Earnings	We achieved top and bottom-line growth. Net sales and operating revenues increased 13.5%, to a record of $14.27 billion. Net earnings rose 21.3%, to a record of $597.4 million.
Units	Total used unit sales increased 10.5% and comparable store used unit sales increased 4.4%. Total wholesale unit sales increased 9.8%.
CarMax Auto Finance	CarMax Auto Finance (“CAF”) finished the year with income of $367.3 million, an increase of 9.3% over the prior year.
Share Repurchases

We continued and expanded our share repurchase program in fiscal 2015, buying back 17.5 million shares with a market value of $912.8 million and announcing $3 billion in share repurchase program expansions.

Eleventh Year on Fortune “Best Companies” List	We were named by Fortune magazine as one of its “100 Best Companies to Work For” for the eleventh year in a row.

Corporate Governance Highlights

• Annual election of all directors	• Majority voting for directors
• Substantial majority of directors are independent (10 of 11)	• Independent Board Chair

• Shareholder rights plan expired in 2012 and was not renewed	• Annual “say on pay” vote
• Board oversight of risk management program	• Executive and director stock ownership guidelines

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Annual Meeting of Shareholders

When	Monday, June 22, 2015, at 1:00 p.m., Eastern Time
Where	Hilton Richmond Hotel, Short Pump 12042 West Broad Street Richmond, VA 23233
Who May Attend	All shareholders as of the record date may attend the meeting.
Record Date	April 17, 2015
Live Audio Webcast	Available at investors.carmax.com

Voting Matters and Board Recommendations

Agenda Item		Board Recommendation	Page of Proxy Statement

1.	Election of Eleven Directors	FOR each Director nominee	6
2.	Ratification of Auditors	FOR	20
3.	Advisory Approval of Executive Compensation	FOR	23

Proposal One:

Election of Directors

We are asking you to vote “FOR” the following candidates for election to our Board of Directors.

Nominee	Age	Director Since	Independent	Principal Occupation	Committee Membership
Ronald E. Blaylock	55	2007	Yes	Founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund	Compensation and Personnel

Thomas J. Folliard	50	2006	No	President and Chief Executive Officer of CarMax, Inc.	N/A
Rakesh Gangwal	61	2011	Yes	Former Chief Executive Officer of US Airways Group, Inc. and Worldspan Technologies, Inc., a provider of information technology services to the travel industry	Nominating and Governance

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Jeffrey E. Garten	68	2002	Yes	Juan Trippe Professor in the Practice of International Trade, Finance and Business at the Yale School of Management and Chairman of Garten Rothkopf, an international consulting firm	Nominating and Governance

Shira Goodman	54	2007	Yes	President, North American Commercial of Staples, Inc.	Compensation and Personnel

W. Robert Grafton	74	2003	Yes	Retired Managing Partner-Chief Executive, Andersen Worldwide S.C.	Audit

Edgar H. Grubb	75	2007	Yes	Retired Executive Vice President and Chief Financial Officer of Transamerica Corporation, a leading insurance and financial services company	Nominating and Governance

Marcella Shinder	48	2015	Yes	Chief Marketing Officer of Nielsen N.V., a leading global performance management company	Audit

Mitchell D. Steenrod	48	2011	Yes	Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops	Audit

Thomas G. Stemberg	66	2003	Yes	Managing General Partner of the Highland Consumer Fund at Highland Capital Partners; Founder and Chairman Emeritus of the Board of Staples, Inc.	Compensation and Personnel

William R. Tiefel	81	2002	Yes	Chairman of the Board of CarMax, Inc., retired Vice Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, LLC	Audit

Proposal Two:

Ratification of Auditors

We are asking you to ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as our independent auditors for fiscal 2016. The following table summarizes the fees billed by KPMG for fiscal 2015 and 2014.

	Audit Fees	Audit-Related Fees	Tax Fees	Other Fees	Total Fees
Fiscal 2015	$1,459,600	$387,000	$346,900	$465,000	$2,658,500
Fiscal 2014	$1,034,500	$437,800	$109,000	-	$1,581,300

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Proposal Three:

Executive Compensation

We are asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last two annual meetings, a significant majority of our shareholders supported our executive compensation program, with more than 91% and 92% of votes cast in 2014 and 2013, respectively, voting in favor of our program.

We strive to tie pay to performance. The following chart illustrates the relationship over the last three fiscal years between our net earnings and the total direct compensation (base salary, annual incentive bonus and long-term equity grants) paid to our Chief Executive Officer (“CEO”), as reported in our proxy statements.

Net Earnings and CEO Total Direct Compensation

We also strive to align the interests of our executives with the interests of our shareholders. The following charts illustrate how most of our CEO’s total direct compensation paid in fiscal 2015 was composed of our annual incentive bonus and long-term equity and how most of that performance-based compensation was tied to our long-term performance.

CEO Total Direct Compensation	CEO Performance-Based Compensation

You will find additional information on our executive compensation program beginning on page 24. This information includes a chart on page 25 describing changes we made to the compensation of our named executive officers in fiscal 2015.

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Next Year’s Annual Meeting

Expected Date of 2016 Annual Meeting	June 28, 2016
Deadline for Shareholder Proposals	January 8, 2016

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PROPOSAL ONE: ELECTION OF DIRECTORS

We are asking you to vote for the election of the eleven director nominees listed on the following pages. Our Board has nominated these individuals at the recommendation of our independent Nominating and Governance Committee. The Committee based its recommendation on, among other things, the results of an annual Board and peer evaluation process. All of the nominees are current directors who were elected by shareholders at our 2014 annual meeting, except Ms. Shinder, who joined the Board in April 2015.

Our Board is declassified. This means that each director stands for election for a one-year term every year.

We appointed Ms. Shinder to the Board after conducting an extensive search for a director with, among other qualities, digital expertise. The search was led by our Nominating and Governance Committee with the assistance of an outside search firm, which first brought Ms. Shinder to the Committee’s attention.

Our Board is declassified. Accordingly, each of our directors is standing for election to hold office until our 2016 annual meeting of shareholders.

Each nominee must receive a majority of the votes cast.

CarMax uses a majority vote standard for the election of directors. This means that to be elected in uncontested elections, each nominee must be approved by the affirmative vote of a majority of the votes cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the Board nominates one.

The following pages include information about the nominees. This information includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a CarMax director.

The Board recommends a vote FOR each of the nominees.

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Ronald E. Blaylock Director since: 2007 Age: 55 Independent	Thomas J. Folliard Director since: 2006 Age: 50

MR. BLAYLOCK is the founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund focused on industrial business-to-business companies. Prior to founding GenNx360 in 2006, Mr. Blaylock was chief executive officer of Blaylock & Company, a full-service investment banking firm that he founded in 1993. Previously, Mr. Blaylock held senior management positions with PaineWebber and Citigroup.

MR. FOLLIARD has been the President and Chief Executive Officer of CarMax since 2006. He joined CarMax in 1993 as senior buyer and became director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000, executive vice president of store operations in 2001 and president and chief executive officer in 2006.

Other Current Directorships	Other Current Directorships
Radio One, Inc. and W. R. Berkley Corporation.	PulteGroup, Inc.
Other Directorships within Past 5 Years	Other Directorships within Past 5 Years
None.	None.
Qualifications	Qualifications

Mr. Blaylock’s experience managing two successful investment enterprises, as well as his considerable finance experience, qualify him to serve on our Board. Mr. Blaylock’s years of relevant experience growing companies and serving on other public company boards enable him to provide additional insight to our Board.

As the chief executive of CarMax, Mr. Folliard leads the Company’s day-to-day operations and is responsible for establishing and executing the Company’s strategic plans. His significant experience in the auto retail industry, his tenure with CarMax and his motivational leadership of more than 22,000 CarMax associates qualify him to serve on our Board.

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Rakesh Gangwal Director since: 2011 Age: 61 Independent	Jeffrey E. Garten Director since: 2002 Age: 68 Independent

MR. GANGWAL is the former Chief Executive Officer of US Airways Group, Inc. and Worldspan Technologies, Inc. From 2003 to 2007, Mr. Gangwal served as chairman, president and chief executive officer of Worldspan Technologies, Inc., a provider of travel and information technology services to the travel and transportation industry. From 2002 to 2003, he was involved in various personal business endeavors, including private equity and consulting projects. From 1998 until his resignation in 2001, Mr. Gangwal served as president and chief executive officer of US Airways Group, Inc. and US Airways, Inc. and from 1996 to 1998, he was the president and chief operating officer of US Airways Group. He is a co-founder of IndiGo, India’s largest low-fare airline.

MR. GARTEN has been the Juan Trippe Professor in the Practice of International Trade, Finance and Business at the Yale School of Management since 2005 and chairman of Garten Rothkopf, an international consulting firm, since 2005. He was the Dean of the Yale School of Management from 1995 to 2005. He was the United States Undersecretary of Commerce for International Trade from 1993 to 1995 and previously spent 13 years in investment banking with Lehman Brothers and Blackstone Group. He is a member of the board of overseers of the International Rescue Committee.

Other Current Directorships	Other Current Directorships
Office Depot, Inc.	Aetna Inc. and certain mutual funds of Credit Suisse Asset Management.
Other Directorships within Past 5 Years	Other Directorships within Past 5 Years
PetSmart, Inc. (2005-2015) and OfficeMax Incorporated (1998-2013).	Served on the board of managers of Standard & Poor’s LLC, a division of The McGraw-Hill Companies (2012-2015).
Qualifications	Qualifications

Mr. Gangwal’s experience as a chief executive officer, as well as his extensive background in corporate strategy, operations and technology management, qualify him to serve on our Board. Mr. Gangwal’s service as a board member of publicly traded retail companies further qualifies him to serve on our Board.

Mr. Garten’s record as a distinguished business scholar and teacher, as well as his years of government service, investment banking work and service to other significant boards of directors, qualify him to serve on our Board. His appreciation of corporate governance, as well as his tenure as a CarMax Board member, provide wisdom, continuity and value to our Board.

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Shira Goodman Director since: 2007 Age: 54 Independent	W. Robert Grafton Director since: 2003 Age: 74 Independent

MS. GOODMAN has been the President, North American Commercial of Staples, Inc., the world’s leading online, delivery and retail seller of business products, since February 2014. In her current position, she leads Staples’ U.S. and Canadian business units that sell and deliver office products and services directly to businesses. Ms. Goodman joined Staples in 1992 and has held a variety of positions of increasing responsibility in general management, marketing and human resources, including serving as executive vice president, marketing from 2001 to 2009, executive vice president, human resources from 2009 to 2012, and executive vice president, global growth from 2012 to 2014. From 1986 to 1992, Ms. Goodman worked at Bain & Company in project design, client relationships and case team management.	MR. GRAFTON is the retired Managing Partner-Chief Executive, Andersen Worldwide S.C. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. He is a retired certified public accountant and joined Arthur Andersen in 1963. He was elected a member of the Board of Partners, Andersen Worldwide in 1991 and chairman of the Board of Partners in 1994. He served as Managing Partner-Chief Executive from 1997 through 2000.

Other Current Directorships	Other Current Directorships

None.	DiamondRock Hospitality Company (where Mr. Grafton is currently lead director).

Other Directorships within Past 5 Years	Other Directorships within Past 5 Years

None.	SRA International, Inc. (2010-2011).

Qualifications	Qualifications

Ms. Goodman has proven business acumen, having served in various leadership positions at an internationally renowned retailer. Ms. Goodman’s experiences in retail marketing, sales force management, human resources, and business growth at the world’s largest office products company all qualify her to serve on our Board. In her current position, Ms. Goodman is responsible for leading Staples’ commercial business unit that reported more than $8 billion in sales in its most recent fiscal year.	Mr. Grafton’s extensive accounting experience, as well as his role as the chief executive of an international audit and consulting firm with more than 100,000 employees, qualify him to serve on our Board. His designation as an “audit committee financial expert” and his years of service as our Audit Committee chairman provide significant and consistent leadership.

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Edgar H. Grubb Director since: 2007 Age: 75 Independent	Marcella Shinder Director since: 2015 Age: 48 Independent

MR. GRUBB is the retired Executive Vice President and Chief Financial Officer of Transamerica Corporation, a leading insurance and financial services company. He joined Transamerica in 1989, became executive vice president in 1993 and retired in 1999. From 1986 to 1989, he was the senior vice president and chief financial officer of Lucky Stores, Inc.

MS. SHINDER is the Chief Marketing Officer of Nielsen N.V., a leading global performance management company. Prior to joining Nielsen N.V. in 2011, Ms. Shinder was with American Express, serving in a variety of executive roles including head of global marketing, head of brand management and social media, and general manager, small business charge cards, American Express OPEN.

Other Current Directorships	Other Current Directorships

CSAA Insurance Group, an AAA affiliate providing auto and property coverage to AAA members in 23 states (where Mr. Grubb is a former chairman of the board) and Auto Club Partners, Inc., an affiliation of ten AAA clubs in the United States.	None.

Other Directorships within Past 5 Years	Other Directorships within Past 5 Years

None.	None.

Qualifications	Qualifications

With extensive experience as the chief financial officer of a public company, Mr. Grubb provides CarMax with his comprehensive understanding of the complex financial and operational issues that public companies confront. His financial acumen, as well as his demonstrated leadership capabilities, qualify him to serve on our Board.

Ms. Shinder’s experience as the chief marketing officer of a leading performance management company focused on consumer analytics qualifies her to serve on our Board. Further, Ms. Shinder’s deep experience with social media, digital marketing and branding enable her to provide additional insight to our Board and its committees.

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Mitchell D. Steenrod Director since: 2011 Age: 48 Independent	Thomas G. Stemberg Director since: 2003 Age: 66 Independent

MR. STEENROD has been the Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops, since 2004. Mr. Steenrod joined Pilot Travel Centers in 2001 as controller and treasurer. In 2004, he was promoted to senior vice president and chief financial officer. Previously, he spent 12 years with Marathon Oil Company and Marathon Ashland Petroleum LLC in a variety of positions of increasing responsibility in accounting, general management and marketing.

MR. STEMBERG is the Managing General Partner of the Highland Consumer Fund at Highland Capital Partners, a venture capital firm. From 2005 to 2007, he acted as the Venture Partner of Highland Capital Partners. Mr. Stemberg is the founder and Chairman Emeritus of the Board of Staples, Inc., the world’s largest office products company and second largest internet retailer. He pioneered the office superstore industry and was chief executive officer of Staples from 1986 to 2002. From 2002 to 2004, Mr. Stemberg served as an executive officer at Staples with the title of Chairman.

Other Current Directorships	Other Current Directorships

None.	Guitar Center, Inc. and lululemon athletica inc.

Other Directorships within Past 5 Years	Other Directorships within Past 5 Years

None.	PetSmart, Inc. (1988-2015).

Qualifications	Qualifications

Mr. Steenrod’s extensive retail industry and operational experience as well as his experience implementing successful growth strategies, including growing Pilot Travel Centers from more than 200 travel centers to over 500 branded locations over a span of 10 years, qualify him to serve on our Board. Additionally, Mr. Steenrod’s extensive financial and accounting experience, including his years of experience as a chief financial officer, strengthens our Board through his understanding of accounting principles, financial reporting rules and regulations, and internal controls.	Mr. Stemberg’s creation and development of the world’s leading office products company, a “big-box” retailer that experienced significant growth and profitability under Mr. Stemberg’s leadership, provides meaningful insight and knowledge to CarMax. His prior chief executive experience, his board service with various growth retailers, and his current retail-focused venture capital work provide a deep understanding of the retail industry and qualify him to serve on our Board.

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William R. Tiefel Director since: 2002 Age: 81 Independent

MR. TIEFEL has been the Chairman of the Board of CarMax since 2007. He is also the retired Vice Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, LLC since 2002. He joined Marriott Corporation in 1961. He was named president of Marriott Hotels and Resorts in 1989, president of Marriott Lodging in 1992 and vice chairman of Marriott International and chairman of The Ritz-Carlton Hotel Company in 1998.

Other Current Directorships

None.

Other Directorships within Past 5 Years

Lydian Private Bank (2005-2011). In September 2010, Lydian Private Bank became a party to a publicly available Office of Thrift Supervision Order to Cease and Desist regarding its banking practices.

Qualifications

Mr. Tiefel’s vast leadership experience with a customer-focused, service-oriented lodging and hospitality enterprise qualify him to serve on our Board. His considerable management roles have been valuable to the Board not only as a director, but also as the Board’s chairman. His steady leadership, as well as his tenure both as a director and as Chairman, provide continuity and value to our Board.

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CORPORATE GOVERNANCE

CarMax is committed to good corporate governance. In this section of the proxy statement we describe our governance policies and practices and the role our Board plays in shaping them.

Overview

Our business and affairs are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act, our articles of incorporation and our bylaws. The standing committees of the Board are the Audit Committee, the Compensation and Personnel Committee, and the Nominating and Governance Committee.

The Board and its committees direct our governance practices. The Board has made significant changes to those practices in recent years in response to shareholder feedback and based on evolving practices and the Board’s independent judgment. In 2011, the Board approved the adoption of a majority vote standard for the election of directors. In 2012, the Board allowed CarMax’s shareholder rights plan to expire without renewal. In 2013, we declassified our Board and established annual elections for all directors.

We have made significant changes to our governance practices in the past several years.	In 2014, we adopted a mandatory director retirement policy providing that directors, with limited exceptions, may not stand for reelection after reaching age 76. These changes supplement longstanding good governance practices, such as maintaining an independent Board chair and a largely independent Board (10 of 11 directors).

The Board has approved documents that memorialize our governance standards and practices. These documents include our bylaws, our corporate governance guidelines and a code of business conduct. These documents, each of which is described below, are available under the “Corporate Governance” link at investors.carmax.com.

Bylaws	Our bylaws regulate the corporate affairs of CarMax. They include provisions relating to shareholder meetings, voting and the nomination of directors.
Corporate Governance Guidelines

Our corporate governance guidelines set forth the Board’s practices with respect to its responsibilities, qualifications, performance, access to management and independent advisors, compensation, continuing education, and management evaluation and succession. The guidelines also include director stock ownership requirements.

Code of Business Conduct

Our code of business conduct is a cornerstone of our compliance and ethics program. It applies to all CarMax associates and Board members. It includes provisions relating to honest and ethical conduct, compliance with laws, the handling of confidential information and diversity. It explains how to use our associate help line and related website, both of which allow associates to report misconduct anonymously. It also describes our zero-tolerance policy on retaliation for making such reports.

Any amendment to, or waiver from, a provision of this code for our directors or executive officers will be promptly disclosed under the “Corporate Governance” link at investors.carmax.com.

We will send you a printed copy of any of these documents, without charge, upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

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Independence

Our Board, in consultation with the Nominating and Governance Committee, evaluates the independence of our directors at least annually. The most recent evaluation took place in April 2015. During this evaluation, the Board considered transactions between the directors (and their immediate family members) and the Company and its affiliates. The Board determined that all of our non-employee directors (Mses. Goodman and Shinder and Messrs. Blaylock, Gangwal, Garten, Grafton, Grubb, Steenrod, Stemberg and Tiefel) are independent under the listing standards of the New York Stock Exchange (“NYSE”). Mr. Folliard is not independent because he is an executive officer of CarMax.

In assessing independence, the Board considered transactions not just between CarMax and the individual directors themselves (and their immediate family members), but also between CarMax and entities associated with the directors or their immediate family members. The Board’s review included the following transactions:

▪	Ms. Goodman is an officer of Staples, Inc. CarMax purchased goods and services from Staples, Inc. in the ordinary course of business in fiscal 2015. The amount that CarMax paid to Staples, Inc. in each of the last three fiscal years did not exceed the greater of $1 million or 2% of the total revenue of Staples, Inc. in each year.

▪	Each of Messrs. Blaylock, Gangwal and Garten are non-employee directors of companies that did business with CarMax in fiscal 2015. These companies are, respectively, RadioOne, Inc., Office Depot, Inc. and Aetna Inc. In addition, Mr. Gangwal was formerly a non-employee director of OfficeMax Incorporated, which did business with CarMax in fiscal 2015. All of these business relationships involved the supply of goods or services to CarMax in the ordinary course of business.

The Board determined that none of the relationships it considered impaired the independence of the non-employee directors.

Board Leadership Structure

CarMax has historically split the roles of CEO and Board chairman. Mr. Folliard has been our CEO since 2006, while Mr. Tiefel, a director since 2002, has served as the independent chairman of the Board since 2007. As our Board chairman, Mr. Tiefel is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings, and presiding over executive sessions of the independent directors.

CarMax has an independent Board chairman.	Mr. Folliard oversees the day-to-day affairs of CarMax and directs the formulation and implementation of our strategic plans. We believe that this leadership structure is currently the most appropriate for CarMax because it allows our CEO to focus primarily on our business strategy and operations while leveraging the experience of our chairman to direct the business of the Board. The Board periodically reviews this structure and elects its chairman annually.

Our Board recognizes that, depending on the circumstances, a different leadership model might be appropriate. The Board has no fixed policy on whether the roles of chairman and CEO should be separate or combined, which maintains flexibility based on CarMax’s needs and the Board’s assessment of the Company’s leadership. Our corporate governance guidelines provide that in the event the CEO is elected chairman, the Board will appoint a lead independent director to serve in accordance with the Company’s Lead Independent Director Charter.

Board Committees

The Board has three standing committees: Audit, Compensation and Personnel, and Nominating and Governance. Each committee is composed solely of independent directors as that term is defined in applicable rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.

Each committee is composed solely of independent directors.	In addition, all members of the Compensation and Personnel Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934. Each committee has a charter that describes the committee’s responsibilities. These charters are available under the “Corporate Governance” link at investors.carmax.com or upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

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The table below summarizes the responsibilities of the three committees.

Committee	Current Members	Responsibilities
Audit	W. Robert Grafton (Chair) Marcella Shinder Mitchell D. Steenrod William R. Tiefel

The Audit Committee assists in the Board’s oversight of:

▪     the integrity of our financial statements;

▪     our compliance with legal and regulatory requirements;

▪     the independent auditors’ qualifications, performance and independence; and

▪     the performance of our internal audit function.

The Audit Committee retains and approves all fees paid to the independent auditors, who report directly to the Committee. Each member of the Audit Committee is financially literate, with Messrs. Grafton and Steenrod considered audit committee financial experts under the standards of the NYSE and the SEC.

The Audit Committee’s report to shareholders can be found on page 21.

Compensation and Personnel	Thomas G. Stemberg (Chair) Ronald E. Blaylock Shira Goodman

The Compensation and Personnel Committee assists in the Board’s oversight of:

▪     our executive compensation philosophy;

▪     our executive and director compensation programs, including related risks;

▪     salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, including any severance agreements; and

▪     the administration of our incentive compensation plans and all equity-based plans.

The Compensation and Personnel Committee has sole authority to retain and terminate its independent compensation consultant, as well as to approve the consultant’s fees.

The Compensation and Personnel Committee’s report to shareholders can be found on page 37.

Nominating and Governance	Edgar H. Grubb (Chair) Rakesh Gangwal Jeffrey E. Garten

The Nominating and Governance Committee assists in the Board’s oversight of:

▪     Board organization and membership, including by identifying individuals qualified to become members of the Board, considering director nominees submitted by shareholders, and recommending director nominees to the Board;

▪     management succession planning, including for our CEO; and

▪ our corporate governance guidelines.

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Board and Committee Meetings

During fiscal 2015, our Board met seven times and our Board committees met a combined 24 times. Each director attended 85% or more of the total number of meetings of the Board and the committees on which he or she served. The average attendance of all directors in fiscal 2015 was 97%. We expect our directors to attend the annual meeting of shareholders and all of our directors who were directors at the time of the 2014 annual meeting of shareholders did so.

Our independent directors meet in executive session, without management present, at least once during each regularly scheduled Board meeting. As independent chairman, Mr. Tiefel presides over these executive sessions.

The table below lists the number of Board and committee meetings in fiscal 2015 and discloses each director’s attendance.

Director(a)	Board	Audit	Compensation and Personnel	Nominating and Governance
Ronald E. Blaylock	7	–	5	–
Thomas J. Folliard	7	–	–	–
Rakesh Gangwal	6	–	–	5
Jeffrey E. Garten	7	–	–	5
Shira Goodman	7	–	5	–
W. Robert Grafton	7	14*	–	–
Edgar H. Grubb	7	–	–	5*
Mitchell D. Steenrod	7	14	–	–
Thomas G. Stemberg	6	–	5*	–
Beth A. Stewart(b)	2	3	–	–
William R. Tiefel	6*	13	–	–
TOTAL MEETINGS	7	14	5	5

* Chairman

(a)	Ms. Shinder is not listed in this table because she was not a Board member in fiscal 2015.

(b)	Ms. Stewart resigned from the Board effective April 15, 2014.

Selection of Directors

CRITERIA

The Board and the Nominating and Governance Committee believe that the Board should include directors with diverse backgrounds and that directors should

We believe our Board should include directors with diverse backgrounds.	have, at a minimum, high integrity, sound judgment and significant experience or skills that will benefit the Company. In addition, the Committee takes into account a number of factors in assessing director nominees, including the current size of the Board, the particular challenges facing CarMax, the Board’s need for specific skills or perspectives, and the nominee’s character, reputation, experience, independence from management and ability to devote the requisite time.

Although we do not have a written policy with respect to the consideration of diversity in identifying director nominees, we consider and value diversity in our director selection process. Our code of business conduct defines diversity as the celebration of all people and their individual talents and the embracing of new ideas and new ways of thinking to maximize the potential of the overall organization. Through its consideration of the factors listed above, the Nominating and Governance Committee seeks directors with diverse backgrounds to maximize the potential of the Board. We believe that the diverse backgrounds and experiences of our current directors demonstrate the Committee’s success.

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PROCESS

The Nominating and Governance Committee screens and recommends candidates for nomination by the Board. The Committee may consider input from several sources, including Board members, shareholders, outside search firms, and management. The Committee evaluates candidates in the same manner regardless of the source of the recommendation, using the criteria summarized above.

Shareholders may send their recommendations for director candidates to the attention of our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238. Shareholders who wish to include director nominations in our proxy statement or nominate directors directly at an annual meeting must follow the instructions under “Shareholder Proposal Information” on page 59.

EVALUATION AND REFRESHMENT

In connection with the annual election of directors and at other times throughout the year, the Nominating and Governance Committee considers whether our Board has the right mix of skills and experience to meet the challenges facing CarMax. One of the processes that assists the Committee in its consideration is our Board’s annual evaluation process. The Board and each of its committees conducts a self-evaluation. In addition, the Chairman and the Committee preside over a peer evaluation process in which each individual director evaluates each other director. The results of these evaluations assist the Committee in determining both whether to nominate incumbent directors for reelection and whether to search for additional directors.

As part of its consideration, the Committee reviews both the age and tenure of incumbent directors. The average age of our directors is 62 and their average tenure on our Board is 8.4 years. In fiscal 2015, the Committee recommended, and the Board adopted, a mandatory director retirement policy providing that directors may not stand for reelection after reaching age 76. The Board may waive this limitation in appropriate circumstances and there is a limited grandfather period for directors serving prior to the adoption of this policy.

Board’s Role in Succession Planning

The Board oversees the recruitment, development and retention of executive talent. As part of its oversight, the Board regularly reviews short- and long-term succession plans for the Chief Executive Officer and other senior management positions. In assessing possible CEO candidates, the independent directors identify the skills, experience and other attributes they believe are required to be an effective CEO in light of CarMax’s business strategies, opportunities and challenges.

The Board also considers its own succession. In doing so, the Nominating and Governance Committee and the Board take into account, among other things, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of skills, experience and attributes that would be beneficial to the Board’s oversight role.

Board’s Role in Risk Oversight

Our Board discharges its responsibility to oversee risks to CarMax through a risk governance framework designed to:

▪	identify critical risks;
▪	allocate responsibilities for overseeing those risks to the Board and its committees; and
▪	evaluate the Company’s risk management processes.

The Board does not view risk in isolation. Rather, it considers risks in virtually every business decision and as part of CarMax’s business strategy. This consideration occurs in the ordinary course of the Board’s business and is not tied to any of the formal processes described below, although it is enhanced by those processes.

The following table describes the components of CarMax’s risk governance framework.

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Assignment of Risk Categories to Board and its Committees

The Board has assigned oversight of certain key risk categories to either the full Board or one of its committees. For each category, management reports regularly to the Board or the assigned committee, as appropriate, describing CarMax’s strategies for monitoring, managing and mitigating risks that fall within that category.

Examples of the risk categories assigned to each committee and the full Board are described below. This list is not comprehensive and is subject to change:

	▪	Audit Committee: oversees risks related to financial reporting, compliance and ethics, information technology, and legal and regulatory issues.
	▪	Compensation and Personnel Committee: oversees risks related to human resources and compensation practices.
	▪	Nominating and Governance Committee: oversees risks related to government affairs and CarMax’s reputation.
	▪	Board: oversees risks related to the economy, competition, finance and strategy.

Enterprise Risk Management

Risk Committee: We have a management-level Risk Committee, which is chaired by Thomas W. Reedy, our Executive Vice President and Chief Financial Officer (“CFO”), and includes as members more than ten other associates from across CarMax. The Risk Committee meets periodically to identify and discuss the risks facing CarMax.

Board Reporting: The Risk Committee delivers biannual reports to the Board identifying the most significant risks facing the Company.
Board Oversight: On an annual basis, Mr. Reedy, on behalf of the Risk Committee, discusses our procedures for identifying significant risks with the Audit Committee.

Other Processes that Support Risk Oversight and Management

The Board oversees other processes that are not intended primarily to support enterprise risk management, but that assist the Company in identifying and controlling risk. These processes include our compliance and ethics program, our internal audit function, pre-filing review of SEC filings by our management-level disclosure committee, and the work of our independent auditors.

We believe that our Board leadership structure, discussed in detail beginning on page 14, supports the Board’s risk oversight function. Our independent chairman and committee chairs set their respective agendas and lead their respective meetings to ensure strong risk oversight, while our CEO and his management team are charged with managing risk.

Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy that applies to any transaction in which:

▪	CarMax or one of its affiliates is a participant;

▪	the amount involved exceeds $120,000; and

▪	the related person involved in the transaction (whether a director, executive officer, owner of more than 5% of our common stock, or an immediate family member of any such person) has a direct or indirect material interest.

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A copy of our policy is available under the “Corporate Governance” link at investors.carmax.com. The Audit Committee is responsible for applying the Company’s policy and reviewing any related person transaction that is required to be disclosed pursuant to SEC rules.

We did not have any related person transactions in fiscal 2015.	In reviewing related person transactions, the Audit Committee considers, among other things: ▪ the related person’s relationship to CarMax; ▪ the facts and circumstances of the proposed transaction;

▪	the aggregate dollar amount involved in the transaction;

▪	the related person’s interest in the transaction, including his or her position or relationship with, or ownership in, an entity that is a party to, or has an interest in, the transaction; and

▪	the benefits to CarMax of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

The Audit Committee will approve or ratify a related person transaction only if it determines that: (i) the transaction serves the best interests of CarMax and its shareholders; or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

We did not have any related person transactions in fiscal 2015.

Shareholder Communication with Directors

Shareholders or other interested parties wishing to contact the Board or any individual director may send correspondence to CarMax, Inc., c/o Corporate Secretary, 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, or may send an e-mail to chairman@carmax.com, which is monitored by Eric M. Margolin, our Corporate Secretary. Mr. Margolin will forward to the Board or appropriate Board member any correspondence that deals with the functions of the Board or its committees or any other matter that would be of interest to the Board. If the correspondence is unrelated to Board or shareholder matters, it will be forwarded to the appropriate department within the Company for further handling.

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s appointment of KPMG as CarMax’s independent registered public accounting firm for fiscal 2016. Although we are not required to seek shareholder ratification, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its decision. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of CarMax and its shareholders. KPMG has served as our independent registered public accounting firm since fiscal 2003.

We expect that representatives of KPMG will attend the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board recommends a vote FOR Proposal Two.

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AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of CarMax’s Board of Directors by providing oversight of the integrity of the Company’s financial statements, the Company’s independent and internal auditors, and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written charter adopted by the Board, which is reviewed annually and is available under the “Corporate Governance” link at investors.carmax.com. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the SEC.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the establishment of effective internal controls over financial reporting. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of CarMax’s audited financial statements with generally accepted accounting principles and on the effectiveness of CarMax’s internal controls over financial reporting.

In this context, the Committee has met and held discussions with management, KPMG and the Company’s internal auditors, meeting 14 times in fiscal 2015. These meetings have included regular private sessions with each of KPMG and the Company’s head of internal audit, as well as regular private sessions with each of the Company’s Chief Financial Officer, Controller, and General Counsel and Chief Compliance Officer. Management represented to the Committee that the Company’s fiscal 2015 consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the fiscal 2015 consolidated financial statements with management and KPMG.

The Committee has discussed with KPMG the matters required to be discussed by applicable auditing standards, including significant accounting policies and the quality, not just the acceptability, of the accounting principles utilized. The Committee has also received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee concluded that KPMG is independent from the Company and management.

In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015, for filing with the SEC.

AUDIT COMMITTEE

W. Robert Grafton, Chairman

Marcella Shinder

Mitchell D. Steenrod

William R. Tiefel

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AUDITOR FEES AND PRE-APPROVAL POLICY

Auditor Fees and Services

The following table sets forth fees billed by KPMG for fiscal 2015 and 2014.

	Years Ended February 28
Type of Fee	2015	2014
Audit Fees(a)	$1,459,600	$1,034,500
Audit-Related Fees(b)	387,000	437,800
Tax Fees(c)	346,900	109,000
All Other Fees(d)	465,000	–
TOTAL FEES	$2,658,500	$1,581,300

(a)	This category includes fees associated with the annual audit of CarMax’s consolidated financial statements and the audit of CarMax’s internal control over financial reporting. It also includes fees associated with quarterly reviews of CarMax’s unaudited consolidated financial statements.

(b)	This category includes fees associated with attestation services related to our asset-backed securitizations. It also includes fees associated with audits of the financial statements of our benefit plans.

(c)	This category includes fees associated with tax compliance, consultation and planning services.

(d)	This category includes reimbursement of professional and administrative costs associated with a completed informal regulatory inquiry.

Approval of Auditor Fees and Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. The Committee typically pre-approves specific types of audit, audit-related and tax services, together with related fee estimates, on an annual basis. The Committee pre-approves all other services on an individual basis throughout the year as the need arises. The Committee has delegated to its chairman the authority to pre-approve independent auditor engagements in an amount not to exceed $50,000 per engagement. Any such pre-approvals are reported to and ratified by the entire Committee at its next regular meeting.

All audit, audit-related and tax services in fiscal 2015 were pre-approved by the Audit Committee or pre-approved by the Chairman pursuant to his delegated authority and subsequently ratified by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence.

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PROPOSAL THREE: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking you to approve an advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement. This vote is commonly referred to as a “Say on Pay” vote and is required by Section 14A of the Securities Exchange Act of 1934. Although this resolution is not binding, we value your opinion and our Compensation and Personnel Committee will consider the outcome of this vote when making future decisions.

We believe our executive compensation program promotes the achievement of positive results for our shareholders, aligns pay and performance, and allows us to attract and retain the talented executives that drive our long-term financial success. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 24, which describes in more detail how our executive compensation program operates and how it is designed to achieve our compensation objectives. We also encourage you to review the “Summary Compensation Table” and other compensation tables and narratives, found on pages 38 through 50.

We have adopted a policy providing for an annual “Say on Pay” vote. Accordingly, the next advisory vote on the compensation of our named executive officers will occur in 2016.

Our Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of CarMax, Inc. (the “Company”), as disclosed in the Company’s 2015 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.

The Board recommends a vote FOR Proposal Three.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Personnel Committee oversees an executive compensation program that is intended to drive the creation of long-term shareholder value. This section describes that program and details the compensation earned by our CEO and CFO, our three other most highly compensated executive officers and one former executive officer. We refer to these six individuals, listed below, as our “named executive officers” or “NEOs”:

Thomas J. Folliard	President and Chief Executive Officer. Mr. Folliard joined CarMax in 1993 and has held his current position since 2006. He is also a member of our Board.
William D. Nash	Executive Vice President, Human Resources and Administrative Services. Mr. Nash joined CarMax in 1997 and was promoted to his current position in 2012.
Thomas W. Reedy	Executive Vice President and Chief Financial Officer. Mr. Reedy joined CarMax in 2003 and was promoted to his current position in 2012.
William C. Wood	Executive Vice President, Stores. Mr. Wood joined CarMax in 1993 and was promoted to his current position in 2012.
Edwin J. Hill	Senior Vice President, Strategy and Business Transformation. Mr. Hill joined CarMax in 1995 and has held his current position since 2010.
Angela S. Chattin	Former Senior Vice President, CarMax Auto Finance. Ms. Chattin retired in January 2015.

Executive Summary

Fiscal 2015 was a record year for CarMax. Highlights of the year include the following:

▪	We opened 13 stores in fiscal 2015. We plan to open between 13 and 16 stores in each of the next three fiscal years. In fiscal 2016, we plan to open 14 stores.

▪	We achieved top and bottom-line growth, with record net sales and operating revenues of $14.27 billion and record net earnings of $597.4 million, increases of 13.5% and 21.3%, respectively.

▪	Comparable store used unit sales increased 4.4% and wholesale unit sales increased 9.8%.

▪	CAF income increased 9.3% to $367.3 million.

▪	We continued to expand our share repurchase program in fiscal 2015, buying back 17.5 million shares with a market value of $912.8 million and announcing $3 billion in share repurchase program expansions.

▪	We were named by Fortune magazine as one of its “100 Best Companies to Work For” for the eleventh year in a row.

The following chart summarizes the changes we made to the compensation of our named executive officers in fiscal 2015.

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Component of Compensation	Changes We Made in Fiscal 2015	Why We Made These Changes
Base Salary	5% increase for Mr. Folliard, 10.4% increase for Mr. Nash	Based on individual performance in fiscal 2014 and to better align base salary with the 50th percentile of our blended peer/survey data. See pages 28 to 29 for more detail.
3.5% increase for remaining NEOs

Same increase given to salaried associates throughout the Company in recognition of successful performance. The Committee determined that the performance of our named executive officers warranted this increase. See pages 28 to 29 for more detail.

Annual Incentive Bonus	179.4% payout versus an 120.6% payout in fiscal 2014	Based on Company performance measured against pre-determined net income target set at the beginning of fiscal 2015. See pages 29 to 30 for more detail.
Long-Term Equity Award (CEO)	18% increase in grant date fair value

Based on the Committee’s decision to reward Mr. Folliard for outstanding performance by granting long-term equity compensation between the 50th and 75th percentiles of our blended peer/survey data. These long-term equity awards will vest over a three to four year period and their ultimate value will depend on CarMax’s stock price performance. See pages 30 to 32 for more detail.

Long-Term Equity Award (other NEOs)	No change in grant date fair value

Based on benchmarking data indicating that maintaining equity awards at prior year levels continued to provide competitive pay opportunities for these named executive officers. See pages 30 to 32 for more detail.

Performance drives pay at CarMax. Eighty-nine percent of our CEO’s total direct compensation (the sum of base salary, annual incentive bonus and long-term equity) earned in fiscal 2015 was performance-based. As the chart on page 4 indicates, changes in our CEO’s total direct compensation have been directionally consistent with our net earnings growth over the past three fiscal years. Our pay-for-performance philosophy does not stop with the CEO. In fiscal 2015, an average of 81% of the total direct compensation of our other named executive officers, excluding Ms. Chattin who retired in January 2015, was performance-based. Compensation mix is discussed in more detail on pages 32 and 33.

Looking Forward to Fiscal 2016

The Committee has approved the introduction of performance stock unit awards (“PSUs”) for fiscal year 2016. Depending on the Company’s achievement of performance goals over a three-year period, PSUs will represent the right to receive between 0% and 200% of a targeted number of shares of our common stock. The performance goals will be based on earnings before interest and taxes, or EBIT, targets. For our CEO and executive and senior vice presidents, the PSUs will replace the stock-settled restricted stock units, which we refer to as market stock units (“MSUs”), that were tied to the Company’s stock price and that we previously granted to these executives. The PSUs are otherwise identical in all material respects to the MSUs, which are discussed in more detail on page 31.

We believe our new PSU award will further strengthen the link between pay and the performance of our senior executives by directly

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tying equity payments to a meaningful and appropriate measure of earnings growth.

How We Make Compensation Decisions

The Compensation and Personnel Committee oversees our executive and director compensation programs and determines all executive officer and director compensation.

Compensation Philosophy and Objectives

CarMax has a pay-for-performance philosophy. The Committee believes that the best way to implement this philosophy is by tying a significant portion of our executives’ total direct compensation to the attainment of both annual financial goals and multi-year stock price appreciation.

The Committee has established the following objectives for our executive compensation program:

▪	Align the interests of executive officers with the financial interests of our shareholders.

▪	Encourage the achievement of our key strategic, operational and financial goals.

▪	Link incentive compensation to Company and stock price performance, which the Committee believes promotes a unified vision for senior management and creates common motivation among our executives.

▪	Attract, retain and motivate executives with the talent necessary to drive our long-term success.

▪	Provide the Committee the flexibility to respond to the continually changing environment in which we operate.

The key elements of our executive compensation program are base salaries, annual incentive bonuses and long-term equity awards. The Committee generally makes determinations regarding long-term equity awards, base salaries and annual incentive bonuses at its March and April meetings. Although these elements are determined over two separate Committee meetings, the Committee makes each decision to further the objectives described above. The specific ways in which each element of compensation supports these objectives are described beginning on page 28.

The Committee recognizes the impact that an adjustment to one element of compensation may have on other elements. For example, an increase in an officer’s base salary will result in a larger target annual incentive amount since that amount is determined as a percentage of base salary. Although the Committee considers these relationships between the various elements of compensation—and also considers each executive officer’s total compensation—decisions regarding any one element of compensation are not determinative of decisions regarding other elements.

The Committee generally considers the value of stock-based compensation as an element of our executive compensation program at the time of grant of an equity award, not at the time of exercise. Accordingly, the Committee does not consider the realized value of long-term equity compensation when designing and evaluating our executive compensation program.

Compensation Consultant

The Committee has engaged Frederic W. Cook & Co., Inc. (“FWC”), a compensation consultant, to obtain access to independent compensation data, analysis and advice. Pursuant to its charter, the Committee has the sole authority to hire, oversee and terminate FWC, as well as to approve FWC’s fees and any other

The Committee has retained an independent compensation consultant.

terms of the engagement. Committee members have direct access to FWC without going through management. FWC provides no services to CarMax other than those it provides to the Committee.

The Committee assessed FWC’s independence in April 2015 under SEC and NYSE standards and concluded that FWC was independent.

The Committee considered, among other factors:

▪	whether FWC provided other services to CarMax;

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▪	the amount of fees paid by CarMax to FWC as a percentage of FWC’s total revenue;

▪	FWC’s policies and procedures designed to prevent conflicts of interest;

▪	any business or personal relationship between the individuals advising the Committee and any Committee member;

▪	any CarMax stock owned by the individuals advising the Committee; and

▪	any business or personal relationship between the individuals advising the Committee, or FWC itself, and an executive officer of CarMax.

FWC attends Committee meetings from time to time and provides analysis and recommendations that inform the Committee’s decisions. FWC assisted the Committee in fiscal 2015 by analyzing and providing recommendations with regard to total direct compensation for the Company’s CEO and executive and senior vice presidents and the design of long-term incentive compensation, including the addition of our new PSUs, which are discussed in more detail on page 25. FWC also assisted the Committee in fiscal 2015 by providing analysis related to long-term equity awards, our internal pay equity (that is, the relationship between the compensation of our CEO and our other named executive officers) and the appropriate performance criteria for the fiscal 2015 annual incentive bonus.

MANAGEMENT’S ROLE

Although management does not have any decision-making authority regarding executive compensation, management assists the Committee by recommending base salary levels, annual incentive bonus objectives and targets, and individual long-term equity awards for executives other than the CEO. Management also assists the Committee with the preparation of meeting agendas and prepares materials for those meetings as directed by the Committee.

The Committee has not delegated any authority with respect to the compensation of our executive officers and directors. The Committee, however, has delegated limited authority to our CEO and CFO to grant long-term equity awards to our non-executive officers between regularly scheduled Committee meetings in an amount not to exceed 75,000 shares or units. These awards are subject to our Employee Equity Grant Policy, which is available under the “Corporate Governance” link at investors.carmax.com. The Committee’s practice is to review and ratify any such grant at its next regularly scheduled meeting.

Notwithstanding the Committee’s use of outside advisers and management’s participation in the executive compensation process, the Committee makes all executive compensation decisions using its own independent judgment and analysis.

CONSIDERATION OF THE MOST RECENT ADVISORY “SAY-ON-PAY” VOTE

At our 2014 annual meeting, a significant majority of our shareholders approved our executive compensation program, with more than 91% of the votes cast in favor of the program. The Committee was pleased with this response, which followed a similar response at the 2013 annual meeting, at which more than 92% of the votes cast were in favor of the program.

91% of the votes cast on last year’s say-on-pay proposal approved CarMax’s executive compensation.

Based on these results and the Committee’s independent judgment, the Committee made no material changes to the structure of our executive compensation program for fiscal 2015. However, as part of its commitment to pay-for-performance pay practices, the Committee approved the grant of performance-based PSUs for fiscal 2016. This change is described on page 25.

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PEER GROUP

The Committee used the following peer group of companies to benchmark the fiscal 2015 compensation disclosed in this proxy statement. The Committee selected this peer group in October 2013 based on an analysis by FWC and the Committee’s independent judgment. These peers fell within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income, assets and one- and three-year total shareholder return. These peers are generally “big box” retailers, specialty auto retailers or direct competitors.

Advance Auto Parts, Inc.	Kohl’s Corporation
AutoNation, Inc.	Lowe’s Companies, Inc.
AutoZone, Inc.	Macy’s, Inc.
Avis Budget Group, Inc.	PetSmart, Inc.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
Dollar General Corporation	The Sherwin-Williams Company
eBay Inc.	Southwest Airlines Co.
Family Dollar Stores, Inc.	Staples, Inc.
Genuine Parts Company	Tractor Supply Company
Hertz Global Holdings, Inc.

In addition to the peer group, the Committee uses broader survey data to benchmark compensation practices. In fiscal 2015, the Committee considered three national surveys produced by Equilar, Towers Watson and Mercer, respectively, with a focus on executives within the retail/wholesale and automotive industries.

The Committee considers a blend of peer group data and broader survey data in benchmarking compensation. The Committee believes that this mix of data provides the most comprehensive view of executive compensation practices at companies against whom we compete for talent and allows the Committee to ensure that CarMax continues to provide appropriate and competitive compensation. This mix of data also allows the Committee to obtain broader market context with regard to certain positions that may not exist in a comparable form at every company in our peer group or that may not be classified as a named executive officer at every company in our peer group.

The Committee uses the 50th percentile of the blended peer/survey data as a reference in setting the base salaries and target annual incentive bonus opportunities of our named executive officers. The Committee uses long-term equity awards that are tied to objective performance metrics to further reward executive officers when CarMax performs well. If the Company delivers sustained performance gains, these long-term equity awards are targeted to provide an opportunity for total direct compensation beyond the median of the blended peer/survey data.

The Committee uses peer group and broader survey data as one of many factors to inform the Committee’s compensation decisions. Other factors include individual performance, Company performance, tenure and succession planning.

What We Pay and Why: Elements of Compensation

The key elements of compensation for our named executive officers are base salary, an annual incentive bonus and long-term equity awards. Together, these elements make up total direct compensation.

Base Salary	+	Annual Incentive Bonus	+	Long-Term Equity Awards	=	Total Direct Compensation

This section describes these elements and details the amounts of each earned by our named executive officers in fiscal 2015.

BASE SALARY

We pay competitive base salaries to retain key officers and attract the new talent necessary for our long-term success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure and job performance, as well as the market for the officer’s services. The Committee reviews officer base salaries every year, generally in April. When the Committee reviews base salaries, it considers the reports and advice provided by FWC, its independent compensation consultant, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary).

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At the beginning of fiscal 2015, the Committee approved the following base salary adjustments.

Name	Prior Base Salary ($)	Fiscal 2015 Base Salary ($)	Percentage Increase (%)
Thomas J. Folliard	1,138,446	1,195,446	5.0
William D. Nash	498,021	550,000	10.4
Thomas W. Reedy	575,646	595,794	3.5
William C. Wood	575,646	595,794	3.5
Edwin J. Hill	487,896	504,972	3.5
Angela S. Chattin	411,483	425,885	3.5

The Committee increased Mr. Folliard’s base salary by 5% based on a review of his individual performance in fiscal 2014 and to align his base salary more closely with the 50th percentile of the CEO base salary blended peer/survey data described above under the heading “Peer Group.” The Committee increased Mr. Nash’s salary by 10.4% based on his fiscal 2014 performance and to better align his salary with the 50th percentile of the blended peer/survey data and with the base salaries of our other executive vice presidents.

The Committee also approved Mr. Folliard’s recommendation to increase the base salaries for each of the other named executive officers by 3.5% based on the individual contributions that each made to CarMax’s performance in fiscal 2014. These increases of 3.5% were consistent with the base salary increases awarded generally to our salaried associates.

ANNUAL INCENTIVE BONUS

We pay annual incentive bonuses to drive the achievement of CarMax’s financial goals. The amount of the incentive bonus depends on our performance as measured against objective performance goals established by the Committee at the beginning of each fiscal year. Bonuses are not guaranteed.

We calculate bonuses using the following formula:

Base Salary	x	Target Percentage of Base Salary	x	Performance Adjustment Factor	=	Annual Incentive Bonus

Base salaries, which are the first component of this formula, are discussed above. The “target percentage of base salary” is an individual’s incentive bonus target expressed as a percentage of base salary. This percentage differs among our named executive officers depending on their level of responsibility and is set forth in a written agreement between each officer and the Company. Each named executive officer’s target percentage is listed in the table on page 30.

The last component of the bonus formula – the “performance adjustment factor” – is a percentage representing the Company’s success in meeting the performance goals set by the Committee at the beginning of each fiscal year.

The following chart describes how the Committee applied this formula in fiscal 2015.

Step One: Select Performance Measure

The Committee determined in April 2014 that the performance goals for fiscal 2015 would be based on our fiscal 2015 net income. The Committee believes that tying performance goals to net income aligns management and shareholder interests.

Step Two: Select Performance Targets

The Committee then established the following net income targets for fiscal 2015: $504.5 million as the threshold goal; $558.1 million as the target goal; $586.0 million as the premium goal and $605.3 million as the maximum goal.

Step Three: Select Performance Adjustment Factors	The Committee then established the following performance adjustment factors for fiscal 2015:
	▪	25% if the threshold goal of $504.5 million was achieved

	▪	100% if the target goal of $558.1 million was achieved

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▪	150% if the premium goal of $586.0 million was achieved

▪	200% if the maximum goal of $605.3 million was achieved

If the threshold performance goal was not achieved, no incentive bonus would be paid. The performance adjustment factors are prorated when our actual performance exceeds a lower performance goal but not the next higher performance goal.

Step Four: Assess Performance to Targets

The Committee certified in April 2015 that CarMax had achieved net income for fiscal 2015 of $597.4 million, yielding a performance adjustment factor of 179.4%. The Committee multiplied this percentage by each named executive officer’s target incentive amount to arrive at the fiscal 2015 bonus.

The following table shows each named executive officer’s base salary, incentive target percentage, and target and maximum bonus amounts. The table also shows each officer’s actual fiscal 2015 bonus.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)	Actual Fiscal 2015 Incentive Bonus ($)	Maximum Incentive Amount ($)
Thomas J. Folliard	1,195,446	150	1,793,169	3,216,945	3,586,338
William D. Nash	550,000	75	412,500	740,025	825,000
Thomas W. Reedy	595,794	75	446,846	801,640	893,692
William C. Wood	595,794	75	446,846	801,640	893,692
Edwin J. Hill	504,972	50	252,486	452,960	504,972
Angela S. Chattin(a)	425,885	50	212,943	382,019	425,886

(a)	The Committee approved payment of Ms. Chattin’s full, rather than pro-rated, bonus amount in connection with her January retirement.

For the last five fiscal years, our average performance adjustment factor has been 124.9% (179.4%, 120.6%, 88.3%, 86.4% and 150% for fiscal 2015, 2014, 2013, 2012 and 2011), meaning that, on average for the past five years, we have paid our named executive officers an annual incentive bonus of 124.9% of their respective target incentive amounts.

The Committee determines all incentive bonuses in accordance with the CarMax, Inc. Annual Performance-Based Bonus Plan (“Bonus Plan”). We adopted the Bonus Plan as a mechanism to provide annual incentive compensation and it is intended to preserve the deductibility of this compensation in accordance with Section 162(m) of the Internal Revenue Code. The Bonus Plan provides that the maximum amount payable to any one individual in any one fiscal year is $5 million. In fiscal 2015, however, the Committee limited the maximum performance adjustment factor to 200%, ensuring that Mr. Folliard’s bonus could not exceed $3,586,338 and that no other individual bonus could exceed $893,692.

The Bonus Plan authorizes the Committee to reduce the amount of any bonus paid to a named executive officer below the amount that otherwise would be payable. The Committee may also decide not to pay a bonus even when performance goals have been satisfied. Under no circumstances, however, may the Committee increase the amount of any bonus payable under the Bonus Plan above what would be payable to an executive upon application of the relevant performance adjustment factor.

LONG-TERM EQUITY AWARDS

We grant long-term equity awards to tie our executives’ long-term compensation directly to CarMax’s stock price and to drive the achievement of our strategic goals. We also believe that long-term equity awards are an important retention tool.

In fiscal 2015, we granted our named executive officers two kinds of long-term equity awards: stock options and MSUs. Options accounted for 75% and MSUs accounted for 25% of the fair value awarded as long-term equity to our named executive officers in fiscal 2015. We granted these options and MSUs pursuant to the CarMax, Inc. 2002 Stock Incentive Plan (“Stock Incentive Plan”).

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The Committee believes this mix of long-term equity motivates our executives to drive long-term shareholder value in both appreciating and, to a lesser extent, depreciating market environments. Each form is described below.

Our long-term equity awards historically contained a modified single-trigger feature under which 50% of the award vested automatically upon a change-in-control and the remaining 50% vested automatically upon the one-year anniversary of the change in control. In January 2014, the Committee eliminated this single-trigger feature and replaced it with a double-trigger feature under which a change-in-control does not, on its own, trigger accelerated vesting of long-term equity awards granted after January 2014. All long-term equity awards granted in fiscal 2015 featured a double-trigger.

In January 2015 the Committee approved the introduction of PSUs for fiscal year 2016. The PSUs will replace MSU awards for our CEO and executive and senior vice presidents. The Committee believes the new PSU award will further strengthen the link between pay and the performance of our executives. PSUs are discussed in more detail on page 25.

Stock Options

Each option represents the right to purchase one share of our common stock at the exercise, or “strike,” price. The strike price is equal to the volume-weighted average price of our common stock on the grant date. The Committee believes that the use of the volume-weighted average price, as opposed to the closing price, is more representative of the value of the common stock on the grant date because it incorporates all trades made on the grant date.

Our option awards generally vest in 25% increments over four years; that is, one quarter of the options granted vests on the first anniversary of the grant, another quarter vests on the second anniversary, and so forth. Limited circumstances may trigger early vesting. The awards expire on the seventh anniversary of the grant date.

We believe that granting stock options supports our pay-for-performance philosophy by aligning management and shareholder interests. If our stock price does not rise, the options have no value. In addition to promoting alignment of management and shareholder interests, the four-year vesting schedule of our options ensures that our executives are appropriately focused on CarMax’s long-term strategic goals. This vesting schedule also operates as a retention tool.

Market Stock Units

Depending on the Company’s achievement of performance goals over a three-year period, MSUs represent the right to receive between 0% and 200% of a targeted number of shares of our common stock. The number of shares awarded depends on how much the price of our common stock appreciates between the date the MSU is granted and the date the MSU is settled. Specifically, the conversion ratio of each MSU is calculated by dividing the average closing price of our common stock during the final 40 trading days of the vesting period by our stock price on the grant date. The resulting quotient is capped at two. The quotient is multiplied by the number of MSUs granted to yield the number of shares of stock awarded.

MSUs generally vest on the three-year anniversary of the grant date. Limited circumstances may trigger early vesting.

The Committee considered MSUs to be a key component of our pay-for-performance philosophy in fiscal 2015 because the number of units earned and the value of each unit is tied to the value of a share of our common stock. The conversion formula, however, ensures that if our stock price falls below the grant date price, the MSUs, unlike stock options, retain some of their value, albeit less value than would shares of time-based restricted stock, which we do not grant to our executives. MSUs thus serve as both a retention tool and a source of motivation to the named executive officers and other associates who receive them even in down-market environments. In addition, similar to our stock options, an MSU’s multi-year vesting schedule operates as a retention tool and ensures that our executives are appropriately focused on CarMax’s long-term strategic goals.

In determining the number of options and MSUs to award, the Committee considers the named executive officer’s role at CarMax; benchmarking data; our recent financial performance; the performance of our common stock; the fair market value, expense and dilutive effect of any potential award; succession planning; and the importance of retaining the officer’s services. The Committee solicits the advice of its independent compensation consultant and the opinion of the Company’s CEO, except with respect to the CEO’s own award. The CEO generally gives the Committee an initial recommendation for annual long-term equity awards for the other named executive officers. The Committee reviews this recommendation and makes its own independent determination.

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Fiscal 2015 Long-Term Equity Awards

In fiscal 2015, the Committee approved stock option and MSU awards for our named executive officers as noted below. This table also describes the long-term equity awards made in fiscal 2014.

	Options and MSUs Granted in Fiscal 2015			Options and MSUs Granted in Fiscal 2014
Name	Number of Stock Options(a)	Number of MSUs	Total Grant Date Fair Value ($)	Number of Stock Options(a)	Number of MSUs	Total Grant Date Fair Value ($)
Thomas J. Folliard	369,039	29,348	6,500,004	265,273	26,467	5,499,956
William D. Nash	98,858	7,862	1,741,233	84,258	8,296	1,741,189
Thomas W. Reedy	98,858	7,862	1,741,233	84,258	8,296	1,741,189
William C. Wood	98,858	7,862	1,741,233	84,258	8,296	1,741,189
Edwin J. Hill	81,959	6,518	1,443,580	69,815	6,889	1,443,507
Angela S. Chattin(b)	67,765	5,389	1,193,565	57,757	5,686	1,193,509

(a)	We grant limited stock appreciation rights (“SARs”) in tandem with each option. The SARs may be exercised only in the event of a change-in-control of the Company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

(b)	In connection with her January retirement, the Committee accelerated Ms. Chattin’s unvested options, including those issued for fiscal 2014 and 2015, and her unvested MSUs terminated on the date of her retirement pursuant to their terms.

The Committee approved an 18% increase in the value of Mr. Folliard’s fiscal 2015 long-term equity award. The Committee approved this increase based on a review of Mr. Folliard’s individual performance in fiscal 2015 and to provide Mr. Folliard long-term equity compensation between the 50th and 75th percentiles of the blended peer/survey data described above under the heading “Peer Group.”

With the exception of Mr. Folliard, the grant date fair value of the annual long-term equity awards provided to our named executive officers in fiscal 2015 remained essentially unchanged, meaning that approximately the same target economic value was delivered in fiscal 2015 as was delivered in fiscal 2014. The Committee determined based on benchmarking data and its own independent judgment that maintaining equity awards at prior year levels continued to provide competitive pay for these named executive officers. Although the economic value of these awards remained flat, the number of options and MSUs awarded in fiscal 2015 differ from fiscal 2014 due to changes in our stock price and other factors that impacted award valuation at the time of grant. The exercise price of the annual option awards granted in April 2014 and April 2013 was $44.96 and $42.68, respectively.

Our Employee Equity Grant Policy requires us to grant our annual long-term equity awards three business days after we release the prior fiscal year’s year-end earnings information. The Committee complied with this requirement in fiscal 2015, granting the awards listed above on April 9, 2014. The awards were priced at the volume-weighted average price of our common stock on the grant date, in accordance with our Stock Incentive Plan and our Employee Equity Grant Policy.

COMPENSATION MIX

As our executives assume more responsibility, we generally increase the percentage of their compensation that is performance-based. We do not have a pre-established policy or target for allocation between specific compensation components. The following charts, however, show that the majority of annual total direct compensation for both our CEO and our other named executive officers as a group is determined by our performance. The chart titled “Named Executive Officer Total Direct Compensation” excludes Ms. Chattin as she is no longer an executive officer.

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CEO Total Direct Compensation	Named Executive Officer Total Direct Compensation (without CEO)

The table below illustrates how each named executive officer’s total direct compensation in fiscal 2015 was allocated between performance-based and fixed compensation, as well as the breakdown of performance-based compensation that was based on annual and long-term Company performance.

	Percentage of Total Direct Compensation		Percentage of Performance- Based Compensation
	Performance- Based	Fixed	Annual	Long- Term
Thomas J. Folliard	89	11	33	67
William D. Nash	82	18	30	70
Thomas W. Reedy	81	19	32	68
William C. Wood	81	19	32	68
Edwin J. Hill	79	21	24	76
Angela S. Chattin(a)	92	8	8	92

(a)	In connection with her January retirement, the Committee accelerated Ms. Chattin’s unvested options. This acceleration affected her compensation mix allocation.

ADDITIONAL ELEMENTS OF COMPENSATION

We provide our executive officers the benefits available to CarMax associates generally. We also provide the limited perquisites described below. These benefits and perquisites are intended to be part of a competitive compensation package.

Benefits Available to CarMax Associates Generally

Our executives and our full-time associates generally are eligible for health coverage, life insurance, short- and long-term disability insurance, matching gifts to qualified charitable organizations, and a defined contribution, or 401(k), plan that we refer to as our Retirement Savings Plan. In addition, executives and CarMax associates generally who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Pension Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2015” table on page 43.

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Non-Qualified Retirement Plans

Our executives and other highly-compensated associates are eligible to participate in two non-qualified retirement plans: the Retirement Restoration Plan (“RRP”) and the Executive Deferred Compensation Plan (“EDCP”). A description of these plans can be found in the narrative discussion following the “Nonqualified Deferred Compensation” table on pages 45 and 46. Details regarding the fiscal 2015 contributions to each named executive officer’s RRP and EDCP accounts, as well as the earnings and aggregate balances for those accounts, can be found in the “Nonqualified Deferred Compensation” table on page 45.

In addition to the RRP and the EDCP, executives and other highly compensated CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Benefit Restoration Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2015” table on page 43.

Company Transportation

We provide the use of a CarMax-owned vehicle to each of our named executive officers and to certain other eligible associates. For all associates using CarMax-owned vehicles, we bear the maintenance and insurance costs. We treat the personal use of a Company-owned vehicle as income to the associate. The associate pays the related income taxes.

We encourage our executive officers to use our plane for business travel. Our plane is also available for personal use by our President (Mr. Folliard) and Executive Vice Presidents (Messrs. Nash, Reedy and Wood) when we do not need the plane for business travel. Mr. Folliard is required to reimburse CarMax for the incremental costs associated with his personal use to the extent that those costs exceed $175,000 in any fiscal year. Messrs. Nash, Reedy and Wood are required to reimburse CarMax for the incremental costs associated with their respective personal uses of the plane to the extent that those costs exceed $35,000 in any fiscal year. Our executives bear all income taxes associated with their personal use of the plane.

We do not provide tax gross-ups on these transportation benefits.

Tax and Financial Planning Services

We provide a tax and financial planning benefit to our named executive officers. This benefit was valued at $14,925 per year. Officers who forego this benefit may engage their own tax professional at the Company’s expense in an amount up to $10,000 per year. The Committee approved this benefit to reduce the amount of time and attention that our executive officers must spend on personal tax and financial planning, which permits them to focus on their responsibilities to CarMax, and to maximize the financial reward of the compensation that CarMax provides. Officers bear all income taxes associated with these tax and financial planning benefits. We do not provide tax gross-ups on these benefits.

Additional Information

SEVERANCE AGREEMENTS

We have severance agreements with each of our named executive officers with the exception of Ms. Chattin, who is no longer an executive officer. The Committee has determined that these agreements are beneficial to us because they contain restrictive covenants relating to confidential information, non-competition and non-solicitation of our associates. The Committee also believes that these agreements serve as a recruiting tool and better enable our current executives to focus on CarMax’s strategic and operating goals. None of the severance agreements provide a guaranteed term of employment. Nor do they provide tax gross-ups on any compensation or perquisite.

Our severance agreements do not provide tax gross-ups.	Under the terms of the severance agreements, the Committee establishes and approves each named executive officer’s annual base salary, which cannot be less than the minimum base salary set forth in each agreement unless across-the-board reductions in salary are implemented for all of our senior officers. Additionally, the Committee approves the performance measures and payment amounts that determine each named executive officer’s annual incentive bonus under the Bonus Plan.

The agreements provide further that each named executive officer is eligible to participate in our Stock Incentive Plan and to participate in all other incentive, compensation, benefit and similar plans available to our other executive officers.

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Clawback and Forfeiture Provisions

The severance agreements contain a clawback provision. If any named executive officer engages in conduct for which he could be terminated for cause, with certain limitations, and the conduct directly results in the filing of a restatement of any financial statement that was previously filed with the SEC, the named executive officer shall, upon demand by the Company, repay with interest all compensation that was expressly conditioned on the achievement of certain financial results if the restated financial statements would have resulted in a lesser amount being paid.

In addition, at our 2012 annual meeting, we asked our shareholders to approve amendments to add clawback provisions to both our Bonus Plan and Stock Incentive Plan. Our shareholders approved these provisions, which provide that any award that is subject to recovery under any law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, will be subject to a clawback as required by such law or any CarMax policy adopted pursuant to such law.

In addition to the clawback provisions discussed above, our equity award agreements contain a forfeiture provision. If a named executive officer is terminated for cause, the officer’s unexercised vested and unvested options and unvested MSUs will be forfeited.

Change-in-Control and Severance Benefits

Each severance agreement provides for payments and other benefits in certain circumstances involving a termination of employment, including a termination of employment in connection with a change-in-control. Payments in connection with a change-in-control are subject to a “double trigger”; that is, the executive is not entitled to payment unless there is both a change-in-control and the executive is subsequently terminated without cause (or resigns for good reason). Our executives are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause. Detailed information with respect to these payments and benefits can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 46.

The Committee believes that these severance benefits encourage the commitment of our named executive officers and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change-in-control, our named executive officers will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the Board may direct without fear of retribution if a change-in-control occurs. The Committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management. The Committee believes, however, that the benefit to CarMax and its shareholders outweighs this concern.

Ms. Chattin’s Retirement

Ms. Chattin retired from CarMax on January 9, 2015, after twenty-three years with CarMax, having served since 1997 as the senior officer of CarMax Auto Finance. Under her leadership, auto loan receivables managed by CAF increased from approximately $250 million to more than $8 billion. In connection with her retirement, and in light of her service, Ms. Chattin entered into an arrangement with the Company, approved by the Committee, to provide consulting services until August 31, 2015, at a fee rate equal to her then current base salary rate, subject to certain non-competition restrictions. The Committee also approved the acceleration of her unvested options and payment of her full, rather than pro-rated, fiscal 2015 annual incentive bonus. Payments and benefits to Ms. Chattin in connection with her retirement are quantified in the Potential Payments upon Termination or Change of Control section below.

RISK AND COMPENSATION POLICIES AND PRACTICES

The Compensation and Personnel Committee assesses CarMax’s compensation policies and practices each year to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company. In fiscal 2015, management reviewed the compensation policies and practices for all CarMax associates (including store associates, store management, regional leadership teams, home office and CarMax Auto Finance associates, and executive officers). Management then presented a summary of its review at the Committee’s January 2015 meeting. The summary listed each compensation policy or practice applicable to the various groups of CarMax associates, including base salaries, annual incentive bonuses, long-term equity awards, sales bonuses, sales commissions and hourly pay. The summary also listed the potential risks associated with those policies or practices and the tools we employ to mitigate those risks, including the following:

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▪	Annual Incentive Bonuses: payments made to senior management are: (i) subject to a clawback provision; (ii) capped at 200% of the target incentive bonus amount or at the $5 million plan maximum, whichever is lower; and (iii) only paid when CarMax satisfies the objective metrics determined at the beginning of the year by an independent committee of non-employee directors.

▪	Long-Term Equity Awards: equity awards: (i) are approved by an independent committee of non-employee directors; (ii) contain three and four-year vesting provisions; and (iii) for senior management, must be held in compliance with CarMax’s executive stock ownership guidelines.

▪	Sales Bonuses: sales bonuses are monitored to ensure that associates are not overpaid based on inflated sales figures. Monitoring tools include: (i) centralized assignment of sales targets; (ii) centralized and non-negotiable vehicle pricing; (iii) electronic reporting of sales from each store to the home office; and (iv) performance of a daily vehicle inventory at each store.

▪	Hourly Pay: hourly pay is tracked and managed through a centralized time management and reporting system.

Following discussion and a review of the summary noted above, the Committee determined that none of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

STOCK OWNERSHIP GUIDELINES

To further align the long-term financial interests of our executives and our shareholders, the Committee has established the following stock ownership guidelines:

Subject Officers	Required to Own the Lesser of:
Chief Executive Officer	6 x Base Salary or 300,000 shares
Executive Vice President	3 x Base Salary or 100,000 shares
Senior Vice President	2 x Base Salary or 50,000 shares

Executives have five years from the date they first become subject to a particular level of stock ownership to meet the corresponding requirement. The Committee measures compliance on an annual basis at the end of each fiscal year. Acceptable forms of ownership include shares owned outright (by the executive or an immediate family member), vested stock options and MSUs. Our stock ownership guidelines are available under the “Corporate Governance” link at investors.carmax.com.

As of February 28, 2015, all of our current named executive officers satisfied the ownership guidelines set forth above.

PROHIBITION ON HEDGING AND PLEDGING

We have a policy prohibiting all CarMax associates from engaging in any hedging or pledging transactions involving CarMax stock. This prohibition applies to both our named executive officers and our non-employee directors.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1 million paid in any fiscal year to the CEO or any of the three other highest paid executive officers (other than the CFO) unless that compensation is performance-based. Compensation under our Bonus Plan and stock options and PSUs granted pursuant to our Stock Incentive Plan may qualify as performance-based under Section 162(m). Although the Committee generally seeks to preserve the deductibility of compensation paid to our executive officers, the primary function of our executive compensation program is to drive the creation of long-term shareholder value.

Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation, which can include long-term equity awards and severance. CarMax’s executive compensation programs generally are designed to comply with, or be exempt from, the requirements of that section so as to avoid potential adverse tax consequences that may result from non-compliance.

In developing CarMax’s executive compensation programs, the Committee considers the accounting treatment of, and the expenses associated with, the Company’s long-term equity compensation practices.

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COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the CarMax, Inc. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

THE COMPENSATION AND PERSONNEL COMMITTEE

Thomas G. Stemberg, Chairman

Ronald E. Blaylock

Shira Goodman

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COMPENSATION TABLES

Summary Compensation Table

The table below shows the compensation paid to or earned by our named executive officers in fiscal 2015, 2014 and 2013.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(b)(c) ($)	Option Awards (b)(c) ($)	Non-Equity Incentive Plan Comp- ensation (d) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings (e) ($)	All Other Compen- sation (f) ($)	Total ($)

Thomas J. Folliard	2015	1,191,062	1,624,999	4,875,005	3,216,945	384,705	403,382	11,696,098
President and Chief Executive Officer	2014	1,129,175	1,374,961	4,124,995	2,059,449	0	354,754	9,043,334
	2013	1,086,154	1,152,682	3,458,082	1,203,088	222,701	283,140	7,405,847

William D. Nash	2015	546,002	435,319	1,305,914	740,025	67,206	88,688	3,183,154
Executive VP, HR and	2014	492,806	430,977	1,310,212	450,460	0	87,155	2,771,610
Admin. Services	2013	471,154	431,004	1,310,220	251,655	37,894	76,355	2,578,282

Thomas W. Reedy	2015	594,244	435,319	1,305,914	801,640	57,764	103,926	3,298,807
Executive VP and	2014	570,230	430,977	1,310,212	520,672	0	92,808	2,924,899
Chief Financial Officer	2013	546,154	431,004	1,310,220	291,390	33,702	73,791	2,686,261

William C. Wood	2015	594,244	435,319	1,305,914	801,640	142,232	115,065	3,394,414
Executive VP, Stores	2014	570,229	430,977	1,310,212	520,672	0	88,662	2,920,752
	2013	546,154	431,004	1,310,220	291,390	81,810	112,100	2,772,678

Edwin J. Hill	2015	503,659	360,902	1,082,678	452,960	108,017	74,420	2,582,636
Senior VP, Strategy and Business Transformation

Angela S. Chattin(a)	2015	383,826	298,389	4,054,981	382,019	135,351	141,913	5,396,479
Former Senior VP, CarMax Auto Finance

(a)	Ms. Chattin retired as Senior Vice President, CarMax Auto Finance on December 9, 2014, and her employment with the Company ended on January 9, 2015.

(b)	Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not correspond to the actual value that may be realized by each named executive officer. Additional information regarding outstanding awards, including exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2015 Year End” table on pages 41 and 42. The assumptions used in determining the grant date fair values of the awards are disclosed in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

(c)	Effective on her January 9, 2015, retirement from CarMax, the vesting of Ms. Chattin’s outstanding unvested stock options was accelerated. The amount shown in the Option Awards column for Ms. Chattin includes $895,176 constituting the grant date fair value of her April 9, 2014, stock option award, as described above, as well as $3,159,805 reflecting the incremental fair value of

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the stock option awards that were accelerated on her January 9, 2015, retirement. The incremental fair values of the accelerated stock options were computed in accordance with ASC Topic 718 and the assumptions used in determining these incremental fair values are disclosed in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015. The MSUs awarded to Ms. Chattin in fiscal 2015, which are reported in the Stock Awards column, terminated on the date of her retirement pursuant to their terms.

(d)	Represents the annual incentive bonus earned under our Bonus Plan.

(e)	Represents the aggregate increase in the actuarial value of accumulated benefits under our frozen Pension Plan and frozen Benefit Restoration Plan accrued during the relevant fiscal year. The “Pension Benefits in Fiscal 2015” table and its accompanying narrative on pages 43 and 44 contain additional details with respect to these amounts.

(f)	Further details are included in the “All Other Compensation in Fiscal 2015” table below.

All Other Compensation in Fiscal 2015

Name	Personal Use of Company Plane (a) ($)	Personal Use of Company Automobile (b) ($)	Retirement Savings Plan Contribution (c) ($)	Deferred Compensation Account Contributions (d) ($)	Other (e) ($)	Total ($)
Thomas J. Folliard	161,410	5,244	17,119	193,938	25,671	403,382
William D. Nash	16,259	390	11,890	32,791	27,358	88,688
Thomas W. Reedy	–	6,633	16,978	55,368	24,947	103,926
William C. Wood	16,231	–	16,978	55,368	26,488	115,065
Edwin J. Hill	–	6,774	16,966	34,790	15,890	74,420
Angela S. Chattin	–	5,599	15,932	26,695	93,687	141,913

(a)  The compensation associated with the personal use of the Company plane is based on the aggregate incremental cost to CarMax of operating the plane. The cost is calculated based on the average variable costs of operating the plane, which include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. We divided the total annual variable costs by the total number of miles our plane flew in fiscal 2015 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The personal use of the Company plane is treated as income to the executive. The related income taxes are calculated using Standard Industry Fare Level rates and are paid by the executive.

(b)  The value of the personal use of a Company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.

(c)	Includes the Company matching portion of each executive’s Retirement Savings Plan (“RSP”) contributions. Also includes a Company-funded contribution made regardless of an executive’s participation in the RSP, as well as an additional Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RSP benefits are offered on the same terms to all CarMax associates.

(d)	Includes the Company matching portion of each executive’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) contributions. Also includes a Company-funded contribution regardless of each executive’s participation in the RRP, as well as an additional Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RRP benefits are offered on the same terms to all CarMax associates whose salary exceeds the compensation limits imposed by the Internal Revenue Code ($265,000 in 2015). Also includes a restorative contribution designed to compensate executives for any loss of Company

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contributions under the RSP and RRP due to a reduction in the executive’s eligible compensation under the RSP and RRP resulting from deferrals into the Executive Deferred Compensation Plan.

(e)	Represents the total amount of other benefits provided. With the exception of Ms. Chattin’s consulting fees, none of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive officer. These other benefits include tax and financial planning services, which are described on page 34, and matching charitable gifts made by The CarMax Foundation as part of its matching gifts program (which is available to all CarMax associates). The amounts also include spousal travel expenses for a Company-sponsored event and related tax reimbursements. The related tax reimbursements were for the following amounts: Mr. Folliard, $356.61; Mr. Nash, $104.40; Mr. Reedy, $192.44; Mr. Wood, 104.40; Mr. Hill, $87.57; and Ms. Chattin, $88.56. For Ms. Chattin the amount includes $59,688 as compensation for post-employment consulting services.

Grants of Plan-Based Awards in Fiscal 2015

The following table lists grants of plan-based awards to each of our named executive officers during fiscal 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date	Grant Date Fair Value of Stock and
Name	Approval Date	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	or Units (b) (#)	Underlying Options (c) (#)	Option Awards (d) ($/Sh)	Closing Price ($/Sh)	Option Awards (e) ($)
Thomas J. Folliard			448,292	1,793,169	3,586,338
	3/21/14	4/9/14				29,348				1,624,999
	3/21/14	4/9/14					369,039	44.96	45.04	4,875,005
William D. Nash			103,125	412,500	825,000
	3/21/14	4/9/14				7,862				435,319
	3/21/14	4/9/14					98,858	44.96	45.04	1,305,914
Thomas W. Reedy			111,711	446,846	893,692
	3/21/14	4/9/14				7,862				435,319
	3/21/14	4/9/14					98,858	44.96	45.04	1,305,914
William C. Wood			111,711	446,846	893,692
	3/21/14	4/9/14				7,862				435,319
	3/21/14	4/9/14					98,858	44.96	45.04	1,305,914
Edwin J. Hill			63,122	252,486	504,972
	3/21/14	4/9/14				6,518				360,902
	3/21/14	4/9/14					81,959	44.96	45.04	1,082,678
Angela S. Chattin			53,236	212,943	425,886
	3/21/14	4/9/14				5,389				298,389
	3/21/14	4/9/14					67,765	44.96	45.04	895,176
	12/9/14	12/9/14					16,223	32.69	59.45	435,912(f)
	12/9/14	12/9/14					35,248	31.76	59.45	979,894(f)
	12/9/14	12/9/14					43,317	42.68	59.45	737,689(f)
	12/9/14	12/9/14					67,765	44.96	59.45	1,006,310(f)

(a)	Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2015 performance. The actual amount of each named executive officer’s annual incentive bonus in fiscal 2015 is reported under the “Non-Equity Incentive Plan

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Compensation” column in the “Summary Compensation Table” on page 38. Additional information regarding the design of our Bonus Plan is included on pages 29 and 30.

(b)	Represents stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” MSUs generally vest on the third anniversary of the grant date. Additional information regarding MSUs, including the formula used to convert MSUs to shares of our common stock upon vesting and settlement, is included on page 31.

(c)	Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 31. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. The SARs may be exercised only in the event of a change-in-control. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option.

(d)	All fiscal 2015 stock options were issued with an exercise price equal to the volume-weighted average price of our common stock on the grant date. Additional information regarding our use of the volume-weighted average price is included on page 31.

(e)	Represents the grant date fair value of the award as determined in accordance with ASC Topic 718.

(f)	Reflects modifications made during fiscal 2015 to unvested options granted to Ms. Chattin in fiscal 2015 and prior years. The Compensation and Personnel Committee approved the modification to these options effective December 9, 2014, accelerating the vesting of all of her then outstanding unvested options effective on January 9, 2015, the final date of her employment with CarMax. The amount in the Grant Date Fair Value column was determined in accordance with ASC Topic 718 and reflects the fair value associated with the modification to these awards.

Outstanding Equity Awards at Fiscal 2015 Year End

The following table lists outstanding equity awards previously granted to our named executive officers as of February 28, 2015.

	Option Awards (a)					Stock Awards (b)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas J. Folliard	4/5/2011	157,464	52,487	32.69	4/5/18
	4/10/2012	135,718	135,717	31.76	4/10/19
	4/10/2012					28,560	3,833,323
	4/15/2013	66,319	198,954	42.68	4/15/20
	4/15/2013					26,467	2,792,896
	4/9/2014	–	369,039	44.96	4/9/21
	4/9/2014					29,348	2,939,860
William D. Nash	4/6/2010	34,894	–	25.39	4/6/17
	4/5/2011	48,671	16,223	32.69	4/5/18
	12/27/2011	11,214	3,738	30.24	12/27/18
	4/10/2012	51,422	51,421	31.76	4/10/19
	4/10/2012					10,679	1,433,335
	4/15/2013	21,065	63,193	42.68	4/15/20
	4/15/2013					8,296	875,425
	4/9/2014	–	98,858	44.96	4/9/21
	4/9/2014					7,862	787,556

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	Option Awards (a)					Stock Awards (b)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas W. Reedy	12/27/2010	13,756	–	32.05	12/27/17
	4/5/2011	48,671	16,223	32.69	4/5/18
	12/27/2011	11,214	3,738	30.24	12/27/18
	4/10/2012	51,422	51,421	31.76	4/10/19
	4/10/2012					10,679	1,433,335
	4/15/2013	21,065	63,193	42.68	4/15/20
	4/15/2013					8,296	875,425
	4/9/2014	–	98,858	44.96	4/9/21
	4/9/2014					7,862	787,556
William C. Wood	4/5/2011	48,671	16,223	32.69	4/5/18
	12/27/2011	11,214	3,738	30.24	12/27/18
	4/10/2012	51,422	51,421	31.76	4/10/19
	4/10/2012					10,679	1,433,335
	4/15/2013	21,065	63,193	42.68	4/15/20
	4/15/2013					8,296	875,425
	4/9/2014	–	98,858	44.96	4/9/21
	4/9/2014					7,862	787,556
Edwin J. Hill	4/5/2011	48,671	16,223	32.69	4/5/18
	12/27/2011	11,214	3,738	30.24	12/27/18
	4/10/2012	35,249	35,248	31.76	4/10/19
	4/10/2012					7,320	982,490
	4/15/2013	17,454	52,361	42.68	4/15/20
	4/15/2013					6,889	726,953
	4/9/2014	–	81,959	44.96	4/9/21
	4/9/2014					6,518	652,924
Angela S. Chattin	–	–	–	–	–	–	–

(a)	Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 31. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. Additional information regarding SARs is included on page 41 under the chart titled “Grants of Plan-Based Awards in Fiscal 2015.”

(b)	Represents stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” MSUs generally vest on the third anniversary of the grant date. To calculate the market value of the unvested MSUs in the table above, we assumed that the average closing price of our stock during the final 40 trading days of the three-year period was equal to the closing price of our stock on February 27, 2015, the last trading day of our fiscal year (which was $67.11). Additional information regarding MSUs, including the formula used to convert MSUs to shares of our common stock upon vesting and settlement, is included on page 31.

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Option Exercises and Stock Vested in Fiscal 2015

The following table includes information with respect to the options exercised by, and the MSUs vested in, our named executive officers during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (a) (#)	Value Realized on Exercise (b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
Thomas J. Folliard	569,300	22,768,389	30,512	1,390,127
William D. Nash	107,656	3,948,408	12,399	630,365
Thomas W. Reedy	102,136	4,104,876	12,399	630,365
William C. Wood	114,550	4,668,267	12,399	630,365
Edwin J. Hill	192,550	7,481,084	12,399	630,365
Angela S. Chattin(e)	339,127	9,369,275	9,430	429,631

(a)	Represents the number of shares of common stock underlying stock options exercised during fiscal 2015.

(b)	Amounts were calculated based on difference between (i) the closing price of the Company’s common stock on the exercise date and (ii) the exercise price of the stock options.

(c)	Represents the number of shares of common stock acquired on vesting of the underlying MSUs during fiscal 2015.

(d)	Amounts were calculated by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares acquired on vesting.

(e)	As a result of her departure on January 9, 2015, all of Ms. Chattin’s unvested MSUs were terminated in accordance with their terms. The figures in the table for the vesting of stock awards represent the value realized by Ms. Chattin in April 2014, prior to her departure, on the vesting of MSUs granted in April 2011.

Pension Benefits in Fiscal 2015

The following table lists the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and Benefit Restoration Plan in fiscal 2015.

Name	Plan Name	Number of Years Credited Service (a) (#)	Present Value of Accumulated Benefit (b) ($)	Payments During Last Fiscal Year ($)
Thomas J. Folliard	Pension Plan	16	331,854	–
	Benefit Restoration Plan	16	1,547,609	–
William D. Nash	Pension Plan	15	248,835	–
	Benefit Restoration Plan	15	46,062	–
Thomas W. Reedy	Pension Plan	6	128,253	–
	Benefit Restoration Plan	6	160,485	–
William C. Wood	Pension Plan	19	372,581	–
	Benefit Restoration Plan	19	298,155	–
Edwin J. Hill	Pension Plan	14	361,222	–
	Benefit Restoration Plan	14	266,116	–
Angela S. Chattin	Pension Plan	18	349,743	–
	Benefit Restoration Plan	18	260,828	–

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(a)	We have not granted any of our named executive officers extra years of service under the Pension or Benefit Restoration Plan.

(b)	Determined assuming retirement at age 65. The discount rate (4.00%) and mortality assumptions used in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions is set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

PENSION PLAN

We froze our Pension Plan, a tax-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan was generally available to all full-time associates upon completion of one year of service.

No additional benefits have accrued under the Pension Plan since it was frozen. Previously accrued benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years and (2) 0.65% times the excess of highest average earnings over Social Security Covered Compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions, but may not exceed the compensation limit imposed by the Internal Revenue Code. In the final year of benefit accruals, that compensation limit was $230,000. Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination or December 31, 2008, if earlier. All participants are vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

BENEFIT RESTORATION PLAN

We froze our Benefit Restoration Plan, a non-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan provided an alternate means of paying benefits to participants in the Pension Plan, including our named executive officers, who were prohibited from receiving additional benefits under the Pension Plan because of the Internal Revenue Code’s compensation limit.

No additional benefits have accrued under the Benefit Restoration Plan since it was frozen. Previously accrued benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to Internal Revenue Code limitations on amounts of includable earnings and maximum benefits. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

EARLY RETIREMENT BENEFITS

As of February 28, 2015, Mr. Hill was eligible to retire with actuarially reduced benefits from the Pension Plan and the Benefit Restoration Plan because he is over age 55 and has at least ten years of service, and therefore has met the requirements for early retirement under our Pension Plan.

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Nonqualified Deferred Compensation

The following table lists fiscal 2015 contributions to each named executive officer’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) accounts. The table also lists the aggregate earnings, withdrawals and distributions, and balances for each account.

Name	Plan Name	Executive Contributions in Last Fiscal Year (a) ($)	Registrant Contributions in Last Fiscal Year (b) ($)	Aggregate Earnings in Last Fiscal Year (c) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (d) ($)
Thomas J. Folliard	RRP	149,337	193,938	187,247	–	1,704,555
	EDCP	–	–	–	–	–
William D. Nash	RRP	30,574	27,516	11,279	–	188,360
	EDCP	117,392	5,275	17,842	–	309,238
Thomas W. Reedy	RRP	30,876	40,138	22,872	–	341,907
	EDCP	234,302	15,230	17,572	–	267,104
William C. Wood	RRP	42,591	55,368	34,493	–	425,718
	EDCP	–	–	140	–	2,004
Edwin J. Hill	RRP	20,877	27,141	13,732	–	223,292
	EDCP	117,681	7,649	8,604	–	133,934
Angela S. Chattin	RRP	20,534	26,695	8,706	–	198,565
	EDCP	–	–	–	–	–

(a)	These amounts represent payroll deductions and are therefore included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 38.

(b)	Company contributions are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 38 and were credited to each executive’s account after the close of the fiscal year.

(c)	We do not pay above-market interest or preferential dividends on investments in the RRP or the EDCP. Earnings are determined by the performance of the mutual funds or other investment vehicles selected by each executive.

(d)	For each of Messrs. Folliard, Nash, Reedy, Wood, Hill and Chattin, the following amounts were reported as compensation to each person in the “Summary Compensation Table” in prior fiscal years, respectively: $822,971; $187,468; $192,611; $243,716; $0; $0.

RETIREMENT RESTORATION PLAN

Our executives are eligible to participate in the RRP. The RRP is a nonqualified defined contribution plan that supplements the Retirement Savings Plan we offer to all of our associates. The RRP allows individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by the Internal Revenue Code ($265,000 for 2015) to continue to defer portions of their compensation for retirement savings. Eligible associates may defer up to 5% of their combined salary and annual incentive bonus. As we do in our broadly available Retirement Savings Plan, we provide RRP participants with matching contribution and an additional Company-funded contribution to those participants meeting certain age and service requirements. RRP accounts are paid in a single lump sum payment at separation from service, subject to the requirements of Section 409A of the Internal Revenue Code.

EXECUTIVE DEFERRED COMPENSATION PLAN

Our executives are also eligible to participate in the EDCP. The EDCP is an additional nonqualified deferred compensation plan that permits eligible associates to elect to defer portions of their compensation to save for retirement or other life events. Eligible associates may defer up to 75% of their salary and up to 90% of their annual incentive bonus. We do not match funds deferred through

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this plan. The EDCP merely provides a mechanism for eligible associates to defer the taxation of income and related investment gains until the compensation is actually received at a later date. We do, however, provide a restorative contribution designed to compensate associates for any loss of Company contributions under the Retirement Savings Plan and RRP due to a reduction in eligible compensation, as defined under those plans, resulting from deferrals into the EDCP. EDCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum, a series of annual installments or a partial lump sum followed by a series of annual installments. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates.

All RRP and EDCP accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

Potential Payments Upon Termination or Change-in-Control

As discussed on pages 34 and 35, we have agreed to provide payments or other benefits to our named executive officers under various scenarios related to a termination of employment. This section describes those payments and benefits and the events that trigger them. For ease of reference, this section uses an abbreviation for the term “Change-in-Control” (“CIC”).

Our payment obligations under each employment or severance agreement are contingent upon the NEO satisfying the following obligations:

▪	During his employment and for two years following his termination, the NEO must comply with the provisions of a covenant not to compete.

▪	During his employment and for two years following his termination, the NEO may not solicit or induce our associates to leave us or hire any of our associates.

▪	During his employment and at all times subsequent to the last day of his employment, the NEO must hold in strict confidence and safeguard any and all protected information, including our trade secrets.

▪	The NEO must return our property and must execute an agreement releasing us from any claims.

TERMINATION SCENARIOS THAT CAN TRIGGER PAYMENTS AND BENEFITS

There are four categories of events related to a termination of employment that can trigger payments or other benefits under the agreements we have with our NEOs: (i) retirement; (ii) death and disability; (iii) involuntary termination; and
(iv) voluntary termination. The following chart describes each category.

Category	Specific Event	Requirements
Retirement	Early Retirement	Termination due to early retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “early retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for early retirement after age 55 with at least ten years of service or after age 62 with at least seven years of service). The effective date of termination due to early retirement is the date set forth in a notice from the NEO to us, which must be given at least 90 days in advance. Mr. Hill is currently our only NEO eligible for early retirement.
	Normal Retirement	Termination due to normal retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “normal retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for normal retirement after age 65 with at least five years of service). The effective date of termination is the date set forth in a notice from the NEO to us, which must be given at least 90 days in advance. None of our NEOs are currently eligible for normal retirement.
Death or Disability	Death	The effective date of termination is the date of death.
	Disability	Termination due to disability occurs when we notify the NEO that we have decided to terminate him because he has a physical or mental illness that causes him: (i) to be considered “disabled” for the purpose of eligibility to receive benefits under our long-term disability plan if he is a participant; or (ii) if he does not participate in this plan, to be unable to substantially perform the

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duties of his position for a total of 180 days during any period of 12 consecutive months and a physician selected by us has furnished to us a certification that the return of the NEO to his normal duties is impossible or improbable. The effective date of termination is the date set forth in a notice from us to the NEO, which must be given to the NEO at least 30 days in advance.
Involuntary Termination	For Cause	Termination for cause occurs when we decide to terminate an NEO based on our good faith determination that one of certain events have occurred. These events generally consist of, or relate to, the NEO’s material breach of his severance agreement, the NEO’s willful failure to perform his duties or the NEO’s conviction of a felony or a crime involving dishonesty or moral turpitude. We will not owe any payments to an NEO as a result of a termination for cause. The effective date of termination is the date of the termination.
	Without Cause	Termination by us without cause occurs when we terminate the NEO’s employment for any reason other than for cause, as described above, or for disability. The effective date of termination is the date of the notice from us to the NEO.
Voluntary Termination	With Good Reason	Termination by the NEO for good reason occurs when the NEO terminates his employment with us for one of the following events, which we do not cure: (i) a reduction in the NEO’s base salary (which was not part of an across-the-board reduction) or target bonus rate; (ii) a material reduction in the NEO’s duties or authority; (iii) a required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office; or (iv) our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the employment or severance agreement within 15 days after a merger, consolidation, sale or similar transaction. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination.
	Without Good Reason	Termination by the NEO without good reason occurs when the NEO terminates his employment for any reason other than good reason, as described above. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to an NEO as a result of a termination without good reason.

The benefits paid in connection with each of these categories may change if the termination event occurs during the two years following a CIC or an asset sale. Each agreement defines a CIC as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of our Board following the transaction. Each agreement defines an asset sale as a sale of all or substantially all of CarMax’s assets in a single transaction or a series of related transactions.

TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table shows the estimated payments and benefits that we would provide to each NEO under various scenarios related to a termination of employment or a CIC. The table assumes that each termination event occurred on February 28, 2015. Accordingly, we made certain calculations using a common stock value of $67.11 per share, which was the closing market price on February 27, 2015, the last trading day of our fiscal year. The footnotes to the table explain how these amounts are calculated and how they are paid (that is, in a lump sum or over an extended period). The payments described below would be made by CarMax. Section 409A of the Internal Revenue Code imposes a six-month delay on payments related to a termination of employment in certain circumstances. Accordingly, the payment (or first payment) of any amount listed below may be delayed by six months.

The following table does not include amounts payable to each NEO under our Pension Plan, Benefit Restoration Plan, Retirement Restoration Plan or Executive Deferred Compensation Plan, the details of which can be found in the sections titled “Pension Benefits in Fiscal 2015” on pages 43 and 44 and “Nonqualified Deferred Compensation” on pages 45 and 46. None of the termination events discussed below enhances any payments to be made under these plans.

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			TYPE OF TERMINATION EVENT
Name	Type of Payment		Term. Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. for Cause or Resignation Without Good Reason ($)	CIC Followed by Term. Without Cause or Resignation With Good Reason ($)
Thomas J. Folliard	Severance Payment(a)		6,509,790	6,509,790	-	-	-	-
	Annual Incentive Bonus(b)		3,216,945	-	-	1,793,169	-	1,793,169
	Long-Term Equity Award(c)		29,204,938	29,204,938	-	29,204,938	9,045,432	29,204,938
	Other Payments:	Good Reason(d)	-	1,793,169	-	-	-	-
		CIC(e)	-	-	-	-	-	13,193,050
	Other Benefits:	Health(f)	15,546	15,546	-	-	-	15,546
		Financial Services(g)	14,925	14,925	-	14,925	-	14,925
		Outplacement(h)	50,000	50,000	-	-	-	50,000
	TOTAL		39,012,144	37,588,368	-	31,013,032	9,045,432	44,271,628
William D. Nash	Severance Payment(a)		2,000,920	2,000,920	-	-	-	-
	Annual Incentive Bonus(b)		740,025	-	-	412,500	-	412,500
	Long-Term Equity Award(c)		9,343,773	9,343,773	-	9,343,773	3,183,257	9,343,773
	Other Payments:	Good Reason(d)	-	412,500	-	-	-	-
		CIC(e)	-	-	-	-	-	3,857,175
	Other Benefits:	Health(f)	15,546	15,546	-	-	-	15,546
		Financial Services(g)	14,925	14,925	-	14,925	-	14,925
		Outplacement(h)	25,000	25,000	-	-	-	25,000
	TOTAL		12,140,189	11,812,664	-	9,771,198	3,183,257	13,668,919
Thomas W. Reedy	Severance Payment(a)		2,232,932	2,232,932	-	-	-	-
	Annual Incentive Bonus(b)		801,640	-	-	446,846	-	446,846
	Long-Term Equity Award(c)		9,343,773	9,343,773	-	9,343,773	3,183,257	9,343,773
	Other Payments:	Good Reason(d)	-	446,846	-	-	-	-
		CIC(e)	-	-	-	-	-	4,178,330
	Other Benefits:	Health(f)	15,546	15,546	-	-	-	15,546
		Financial Services(g)	14,925	14,925	-	14,925	-	14,925
		Outplacement(h)	25,000	25,000	-	-	-	25,000
	TOTAL		12,433,816	12,079,022	-	9,805,544	3,183,257	14,024,420

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			TYPE OF TERMINATION EVENT
Name	Type of Payment		Term. Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. for Cause or Resignation Without Good Reason ($)	CIC Followed by Term. Without Cause or Resignation With Good Reason ($)
William C. Wood	Severance Payment(a)		2,232,932	2,232,932	-	-	-	-
	Annual Incentive Bonus(b)		801,640	-	-	446,846	-	446,846
	Long-Term Equity Award(c)		9,343,773	9,343,773	-	9,343,773	3,183,257	9,343,773
	Other Payments:	Good Reason(d)	-	446,846	-	-	-	-
		CIC(e)	-	-	-	-	-	4,178,330
	Other Benefits:	Health(f)	15,559	15,559	-	-	-	15,559
		Financial Services(g)	14,925	14,925	-	14,925	-	14,925
		Outplacement(h)	25,000	25,000	-	-	-	25,000
	TOTAL		12,433,829	12,079,035	-	9,805,544	3,183,257	14,024,433
Edwin J. Hill	Severance Payment(a)		1,598,346	1,598,346	-	-	-	-
	Annual Incentive Bonus(b)		452,960	-	452,960	252,486	-	252,486
	Long-Term Equity Award(c)		7,399,171	7,399,171	7,399,171	7,399,171	2,465,428	7,399,171
	Other Payments:	Good Reason(d)	-	252,486	-	-	-	-
		CIC(e)	-	-	-	-	-	2,864,216
	Other Benefits:	Health(f)	15,559	15,559	-	-	-	15,559
		Financial Services(g)	14,925	14,925	14,925	14,925	-	14,925
		Outplacement(h)	25,000	25,000	-	-	-	25,000
	TOTAL		9,505,961	9,305,487	7,867,056	7,666,582	2,465,428	10,571,357
Angela S. Chattin(i)	Severance Payment		-	-	-	-	-	-
	Annual Incentive Bonus		-	-	382,019	-	-	-
	Long-Term Equity Award		-	-	4,054,981	-	-	-
	Other Payments:	Good Reason	-	-	-	-	-	-
		CIC	-	-	-	-	-	-
	Other Benefits:	Health	-	-	-	-	-	-
		Financial Services	-	-	-	-	-	-
		Outplacement	-	-	-	-	-	-
	TOTAL		-	-	4,437,000	-	-	-

(a)	We calculate severance payments using the following formula: 2 x (Base Salary + (Last Annual Bonus as determined by the Compensation and Personnel Committee)). This amount is paid in equal monthly installments over the 24-month period following the date of termination. At February 28, 2015, the last annual bonus as determined by the Compensation and Personnel Committee for each of the NEOs was the fiscal 2014 bonus, which is set forth for the NEOs other than Mr. Hill in the “Summary Compensation Table” on page 38. Mr. Hill’s fiscal 2014 bonus was $294,201.

(b)   The Annual Incentive Bonus is the bonus paid pursuant to our Bonus Plan. In a termination scenario, this bonus is calculated in two different ways depending on the nature of the termination. If an NEO is terminated without cause or retires, we pay a pro rata actual bonus, which is the pro rata share of the NEO’s annual bonus based on actual performance for the fiscal year in which the termination occurs. The pro rata actual bonus is paid to the NEO in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2015, our fiscal year end, the pro rata actual bonus is equal to the NEO’s actual bonus for fiscal 2015. In contrast, if an NEO is terminated without cause—or leaves the Company for good reason—following a CIC, or if the NEO dies or becomes disabled, we pay a pro rata target bonus. The pro rata target bonus is the pro rata share of the NEO’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The pro rata target bonus is paid to the NEO in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2015, our fiscal year end, the pro rata target bonus is equal to the NEO’s target bonus amount.

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(c)	Following certain termination events, equity awards made to the NEO during the course of his employment will vest and become exercisable in accordance with the terms and conditions of our Stock Incentive Plan and the individual award agreement. For additional information regarding each NEO’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2015 Year End” table on pages 41 and 42. The value of the vested but unexercised portion of each option has not been included in the amounts reported above because their receipt is not accelerated by termination events. For long-term equity awards issued before fiscal 2015, fifty percent of unvested options and unvested MSUs vest immediately upon a CIC. The remaining fifty percent vest on the first anniversary of the CIC. For long-term equity awards issued in fiscal 2015, this modified single-trigger feature was replaced with a double-trigger feature under which a change-in-control no longer triggers accelerated vesting of our long-term equity awards.

(d)	The Good Reason Payment is a one-time payment made to the NEO following his termination for Good Reason. It is equal to the NEO’s base salary multiplied by a certain percentage, which percentage is generally the same as the NEO’s target bonus percentage. The Good Reason Payment is paid in a lump sum cash payment within ten days after the date of termination.

(e)	The Change-in-Control Payment is equal to 2.99 times the NEO’s final compensation, which consists of the sum of the NEO’s base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to the NEO for the two most recently completed fiscal years. At February 28, 2015, the higher annual bonus for each NEO is the fiscal 2015 annual bonus. The Change-in-Control Payment will be paid to the NEO in equal monthly installments over the 24-month period following the date of termination, unless the payment is related to an Internal Revenue Code Section 409A CIC event, as that term is defined in each NEO’s agreement, in which case the Change-in-Control Payment will be paid in a lump sum cash payment on the forty-fifth day after the date of termination.

(f)   If the NEO elects to continue coverage under our health, dental or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the NEO will be responsible for remitting to us the appropriate COBRA premium. We will reimburse the NEO for a portion of the COBRA premium equal to the sum of: (i) the amount that we would have otherwise paid for the coverage if he had remained an active associate; and (ii) the COBRA administration fee. This partial COBRA reimbursement will be paid in equal monthly installments for up to an 18-month period. For purposes of the table on pages 48 and 49, we have assumed that each officer elected to continue his coverage on February 28, 2015, for the full 18-month period.

(g)   We provide a tax and financial planning benefit to our NEOs for the one-year period following retirement, termination without cause (including death, disability or a termination for good reason) and a CIC. The annual cost of this service is $14,925.

(h)	Outplacement services are available to each NEO in an amount not to exceed $50,000 for Mr. Folliard and $25,000 for the other NEOs. The table on pages 48 and 49 assumes that the maximum outplacement benefit is paid to each NEO.

(i)	Ms. Chattin retired from CarMax on January 9, 2015. In connection with her retirement, she entered into an arrangement with CarMax, approved by the Compensation and Personnel Committee, to provide consulting services to the Company until August 31, 2015, to accelerate her unvested options and to pay her full, rather than pro-rated, fiscal 2015 annual incentive bonus. The arrangement is described in more detail on page 35. This table discloses only the payments she actually received or was entitled to receive as of February 28, 2015, as a result of this arrangement.

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DIRECTOR COMPENSATION

Our non-employee directors are compensated for their services as described below. Mr. Folliard does not receive any compensation for serving as a director.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for fiscal 2015. The Compensation and Personnel Committee periodically reviews this program and recommends changes to the Board as appropriate.

Compensation Element	Director Compensation Program(a)
Annual Cash Retainer	$75,000
Annual Equity Retainer	$130,000(b)
Board Chair Fee	$100,000
Committee Chair Fee	$20,000 for the Audit Committee $15,000 for the Compensation and Personnel Committee $10,000 for the Nominating and Governance Committee
Audit Committee Fee	$5,000
Board Meeting Fee	None(c)
Committee Meeting Fee	$1,500 per in-person meeting and $750 per telephonic meeting

(a)	In addition to the compensation elements disclosed above, we reimburse our directors for travel and other necessary business expenses incurred in the performance of their services to us. Each non-employee director whose term in office began before June 2014 is eligible for coverage under our health, dental and vision plans at the same rates at which coverage is offered to our associates. Non-employee directors may not use our plane for personal travel.

(b)	Beginning in fiscal 2015, the annual equity retainer consists of restricted common stock vesting on the earlier of the one-year anniversary of the grant date and the date of the next annual shareholders meeting. Previously, the equity retainer consisted of a combination of stock options and unrestricted common stock. The restricted common stock granted to our non-employee directors in fiscal 2015 will vest on June 22, 2015, the date of the 2015 annual shareholders meeting.

(c)	We do not pay directors a fee for attending a board meeting unless there are more than eight board meetings during a fiscal year. Generally, we do not hold more than eight board meetings during a fiscal year, but if there were more than eight meetings we would pay, for each additional meeting, directors fees of $1,500 per in-person meeting and $750 per telephonic meeting.

Our corporate governance guidelines include director stock ownership guidelines. These guidelines require non-employee directors to own common stock or other forms of equity with a value equivalent to five times the annual cash retainer within five years of joining the Board. Each of our non-employee directors met this guideline as of February 28, 2015.

Non-Employee Director Compensation in Fiscal 2015

The following table provides each element of non-employee director compensation for fiscal 2015.

Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b)(c) ($)	All Other Compensation(d) ($)	Total ($)
Ronald E. Blaylock	81,750	129,997	10,000	221,747
Rakesh Gangwal	81,750	129,997	-	211,747
Jeffrey E. Garten	81,750	129,997	10,000	221,747

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Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b)(c) ($)	All Other Compensation(d) ($)	Total ($)
Shira Goodman	81,750	129,997	12,500	224,247
W. Robert Grafton	113,500	129,997	-	243,497
Edgar H. Grubb	91,750	129,997	-	221,747
Mitchell D. Steenrod	93,500	129,997	10,000	233,497
Thomas G. Stemberg	96,750	129,997	10,000	236,747
Beth A. Stewart(e)	22,000	-	10,000	32,000
William R. Tiefel	192,333	129,997	-	322,330

(a)	Represents the cash compensation earned in fiscal 2015 for Board, Committee, and Board and Committee chairman service.

(b)   Represents the aggregate grant date fair value of the stock awards made in fiscal 2015 as determined in accordance with ASC Topic 718. In June 2014, we granted 2,540 shares of restricted common stock to each non-employee director.

(c)   The following table provides information on the number of shares of restricted common stock and the aggregate option awards held by each of our non-employee directors as of February 28, 2015. All options held by our non-employee directors were fully vested as of February 28, 2015.

Name	Restricted Common Stock (#)	Outstanding Option Awards (#)
Ronald E. Blaylock	2,540	4,077
Rakesh Gangwal	2,540	11,388
Jeffrey E. Garten	2,540	24,785
Shira Goodman	2,540	24,785
W. Robert Grafton	2,540	17,175
Edgar H. Grubb	2,540	24,785
Mitchell D. Steenrod	2,540	11,388
Thomas G. Stemberg	2,540	24,785
Beth A. Stewart	-	24,785
William R. Tiefel	2,540	24,785

(d)   Represents matching charitable gifts made by The CarMax Foundation as part of its matching gifts program (which is broadly available to all CarMax associates).

(e)   Ms. Stewart retired from the Board effective April 15, 2014.

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CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of March 31, 2015, by:

▪	Our CEO and the other named executive officers.

▪	Each director or nominee for director.

▪	All of our directors and executive officers as a group.

Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Shares that May Be Acquired Within 60 Days after March 31, 2015	Shares of CarMax Common Stock Beneficially Owned as of March 31, 2015(b)	Percent of Class
Thomas J. Folliard(a)	695,545	1,232,235	*
William D. Nash	276,338	300,264	*
Thomas W. Reedy	255,200	294,722	*
William C. Wood	241,444	273,148	*
Edwin J. Hill	199,019	206,888	*
Angela S. Chattin	-	12,063	*

Directors/Director Nominees
Ronald E. Blaylock	4,077	16,308	*
Rakesh Gangwal	11,388	68,499	*
Jeffrey E. Garten	24,785	47,920	*
Shira Goodman	24,785	37,031	*
W. Robert Grafton	17,175	47,386	*
Edgar H. Grubb	24,785	50,676	*
Marcella Shinder	-	-	*
Mitchell D. Steenrod	11,388	21,999	*
Thomas G. Stemberg	24,785	55,023 (c)	*
William R. Tiefel	24,785	191,924	*
All directors and executive officers as a group (19 persons)	2,197,923	3,240,445	1.56%

* Represents beneficial ownership of less than one percent of the 207,930,356 shares of CarMax common stock outstanding on March 31, 2015.

(a)   Mr. Folliard is also a director of CarMax.

(b)	Includes (i) shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after March 31, 2015, (ii) shares of CarMax common stock that will be acquired upon the April 10, 2015 settlement of the MSUs granted to each officer on April 10, 2012, and (iii) shares of restricted common stock over which non-employee directors had voting (but not dispositive) power as of March 31, 2015. Each of the MSUs has been converted to shares of CarMax common stock based upon the applicable conversion formula and our assumption that the average closing price of our stock during the final 40 trading days of the MSU’s three-year vesting period was equal to the closing price of our stock on March 31, 2015 (which was $69.01).

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(c)   Includes 20,367 shares of CarMax common stock indirectly beneficially owned by Mr. Stemberg through a grantor retained annuity trust. Also includes 295 shares of CarMax common stock held by Mr. Stemberg’s son pursuant to the Uniform Transfers to Minors Act (“UTMA”). Mr. Stemberg disclaims beneficial ownership of the 295 shares held pursuant to the UTMA.

Share Ownership of Certain Beneficial Owners

The following table includes, as of March 31, 2015, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)	Number of Shares Owned	Percent of Class
T. Rowe Price Associates, Inc. (a) 100 E. Pratt Street Baltimore, MD 21202	31,065,243	14.94%
The Vanguard Group, Inc. (b) 100 Vanguard Boulevard Malvern, PA 19355	16,045,670	7.72%
PRIMECAP Management Company (c) 225 South Lake Avenue, #400 Pasadena, CA 91101	13,236,551	6.37%
Davis Selected Advisors, L.P. (d) 2949 East Elvira Road, #101 Tuscon, AZ 85756	11,726,913	5.64%
BlackRock, Inc. (e) 55 East 52nd Street New York, NY 10022	11,325,971	5.45%

(a)   Information concerning the CarMax common stock beneficially owned as of December 31, 2014, was obtained from a Schedule 13G/A filed February 13, 2015. According to the Schedule 13G/A, T. Rowe Price Associates, Inc. has the sole power to vote 9,761,513 shares and the sole power to dispose of 31,065,243 shares of CarMax common stock.

(b)   Information concerning the CarMax common stock beneficially owned as of December 31, 2014, was obtained from a Schedule 13G/A filed February 10, 2015. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole power to vote 379,139 shares, the sole power to dispose of 15,688,585 shares, and the shared power to dispose of 357,085 shares of CarMax common stock.

(c)   Information concerning the CarMax common stock beneficially owned as of December 31, 2014, was obtained from a Schedule 13G/A filed February 13, 2015. According to the Schedule 13G/A, PRIMECAP Management Company has the sole power to vote 4,427,741 shares and the sole power to dispose of 13,236,551 shares of CarMax common stock.

(d)   Information concerning the CarMax common stock beneficially owned as of December 31, 2014, was obtained from a Schedule 13G/A filed February 11, 2015. According to the Schedule 13G/A, Davis Selected Advisors, L.P. has the sole power to vote 10,969,018 shares and the sole power to dispose of 11,726,913 shares of CarMax common stock.

(e)   Information concerning the CarMax common stock beneficially owned as of December 31, 2014, was obtained from a Schedule 13G filed February 6, 2015. According to the Schedule 13G, Blackrock, Inc. has the sole power to vote 9,531,623 shares and the sole power to dispose of 11,325,971 shares of CarMax common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors, and persons who beneficially own more than 10% of our common stock are required to report any transactions in our common stock to the SEC and to share those reports with us. As a matter of practice, we assist our executive officers and directors in preparing and filing these reports. Based solely on a review of these reports or written representations that no other reports were required, we believe that all officers, directors and beneficial owners of more than 10% of our common stock complied with applicable filing requirements during fiscal 2015 and prior fiscal years, except for two Forms 4 covering six transactions of common stock indirectly beneficially owned by Thomas G. Stemberg, a board member, and directly owned through trusts by relatives of Mr. Stemberg, that were not timely reported.

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Equity Compensation Plan Information

The following table provides information as of February 28, 2015, with respect to our three equity-based compensation plans under which shares of our common stock have been authorized for issuance: (i) our Stock Incentive Plan; (ii) our Non-Employee Directors Stock Incentive Plan; and (iii) our Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
Stock Incentive Plan	7,432,621	35.88	8,320,193 (a)
Non-Employee Directors Stock Incentive Plan	212,453	25.76	74,408 (a)
Employee Stock Purchase Plan	–	–	3,540,285(b)
Equity compensation plans not approved by security holders	–	–	–
Total	7,645,074	35.59	11,934,886

(a)   The remaining common stock available for future issuance under the Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, performance compensation awards, or SARs. The remaining common stock available for future issuance under the Non-Employee Directors Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, or SARs.

(b)   The ESPP authorizes the issuance of 8,000,000 shares of common stock. As of February 28, 2015, 4,459,717 shares have been purchased on the open market and 3,540,283 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year are eligible to participate. Executive officers may not participate in the ESPP. A participating associate may authorize payroll deductions between 2% and 10% of compensation, up to an annual maximum of $7,500. Each month, the payroll deductions are used to purchase CarMax common stock. Shares are purchased on the open market and the purchase price is the average cost of all shares purchased for a particular month. To encourage participation in the ESPP, we match 15% of the associate’s contribution. An eligible associate may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP. There are no outstanding options, warrants, or rights under the ESPP.

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GENERAL INFORMATION

Voting Information
Shareholders Entitled to Vote

If you owned CarMax common stock at the close of business on April 17, 2015, you can vote at the annual meeting. Each share of common stock is entitled to one vote.

To conduct the annual meeting, a majority of our outstanding shares of common stock as of April 17, 2015, must be present in person or by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists. There were 209,228,698 shares of CarMax common stock outstanding on April 17, 2015.

How to Vote (Record Owners)

Shareholders of record (that is, shareholders who hold their shares in their own name) may vote in any of the following ways:

▪     By Internet. You may vote online by accessing www.carmaxproxy.com and following the on-screen instructions. You will need the Control Number included on the Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

▪     By Telephone. If you are located in the U.S., you may vote by calling toll free 1-800-PROXIES (1-800-776-9437) and following the instructions. If you are located outside the U.S., call 1-718-921-8500. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

▪     By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

▪     In Person. You may vote in person at the annual meeting by requesting a ballot from the inspector of election at the meeting.

Participants in our ESPP may vote in any of the ways listed above.

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How to Vote (Beneficial Owners)

If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you may vote in any of the following ways:

▪     By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

▪     By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

▪     By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided.

▪     In Person. You must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.

Deadline for Voting

For both shareholders of record and beneficial owners of shares held in street name (other than ESPP participants), online and telephone voting is available through 11:59 p.m. ET on Sunday, June 21, 2015.

For shares held by ESPP participants in an ESPP account, online and telephone voting is available through 11:59 p.m. ET on Wednesday, June 17, 2015.

Changing Your Vote	You may revoke your proxy at any time before it is exercised by submitting a subsequent vote using any of the methods described above.

Effect of Not Voting

Shareholders of Record. If you are a shareholder of record and you:

▪     Do not vote via the Internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote them in person.

▪     Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion on any other matters properly presented for a vote.

Beneficial Owners of Shares Held in Street Name or Participants in the ESPP. If you are a beneficial owner of shares held in street name or a participant in the ESPP and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares generally may vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote your shares on this matter. This is generally referred to as a “broker non-vote.”

Voting Standards

Proposals One (election of directors), Two (ratification of KPMG) and Three (advisory vote on executive compensation), must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast for any of these proposals.

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Routine and Non-Routine Proposals

Routine Proposals. Proposal Two (ratification of KPMG) is considered a routine matter. A broker or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal Two.

Non-routine Proposals. Proposals One (election of directors) and Three (advisory vote on executive compensation) are considered non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these proposals.

Counting the Votes	Representatives from American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes and act as inspector of election at the annual meeting.
Proxy Information
Electronic Access to Proxy Materials and Annual Report

We are providing access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. On or about May 7, 2015, we will mail the Notice to our shareholders. This Notice will provide website and other information for the purpose of accessing proxy materials. The Notice tells you how to:

▪     View our proxy materials for the annual meeting on the Internet.

▪     Instruct us to send proxy materials to you by mail or email.

Choosing to receive proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Proxy Solicitation

CarMax pays the cost of soliciting proxies. We will solicit proxies from our shareholders, and, after the initial solicitation, some of our associates or agents may contact shareholders by telephone, by email or in person. We have retained Georgeson, Inc. to solicit proxies for a fee of $7,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.

Annual Meeting Information
Attendance at the Annual Meeting	The annual meeting is open to all holders of CarMax common stock as of April 17, 2015. Shareholders who plan to attend the annual meeting may be asked to present valid picture identification, such as a driver’s license or passport. If you are a beneficial shareholder, you must bring a copy of a brokerage statement indicating ownership of CarMax shares as of April 17, 2015. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation from your bank or broker. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

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Other Matters

We are not aware of any matters that may come before the annual meeting other than the three proposals disclosed in this proxy statement. If other matters do come before the annual meeting, the named proxies will vote in accordance with their best judgment.

Next Year’s Meeting	We plan to hold our 2016 annual meeting on or about June 28, 2016.

Shareholder Proposal Information
Advance Notice of Shareholder Proposals and Other Items of Business

A shareholder proposal will be acted upon at the 2016 annual meeting only if it is included in our proxy statement or submitted under Section 1.3 of our Bylaws.

To be considered for inclusion in our 2016 proxy statement, a shareholder proposal must be received by our Corporate Secretary no later than January 8, 2016, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

To bring a matter for consideration before the 2016 annual meeting that is not included in the 2016 proxy statement, you must notify our Corporate Secretary no earlier than the close of business on December 9, 2015, and no later than the close of business on January 8, 2016, and must comply with Section 1.3 of our Bylaws.

All proposals must be submitted in writing to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

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CARMAX, INC. 12800 Tuckahoe Creek Parkway Richmond, Virginia 23238 (804) 747-0422 www.carmax.com

ANNUAL MEETING OF SHAREHOLDERS OF

CARMAX, INC.

June 22, 2015, at 1:00 p.m. ET

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have this proxy card available when you access the web page.
COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have this proxy card available when you call.

Vote online/phone until 11:59 PM ET the day before the meeting.

ACCOUNT NUMBER

CONTROL NUMBER
MAIL - Sign, date and mail this proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of 2015 Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K are available at - www.carmaxproxy.com
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333333333333000 3	062215

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS;
“FOR” PROPOSAL 2; AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1; FOR Proposal 2; and FOR Proposal 3.		1.	Election of Directors for a one-year term expiring at the 2016 Annual Shareholders’ Meeting:
				FOR	AGAINST	ABSTAIN
			Ronald E. Blaylock	☐	o	o

			Thomas J. Folliard	o	o	o

			Rakesh Gangwal	o	o	o

			Jeffrey E. Garten	o	o	o

			Shira Goodman	o	o	o

			W. Robert Grafton	o	o	o

			Edgar H. Grubb	o	o	o

			Marcella Shinder	o	o	o

			Mitchell D. Steenrod	o	o	o

			Thomas G. Stemberg	o	o	o

			William R. Tiefel	o	o	o

		2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm.	o	o	o
		3.	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	o	o	o
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	4.	To transact any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

☐

CARMAX, INC.

Proxy for Annual Meeting of Shareholders on June 22, 2015

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Control Number shown on your proxy card.

The undersigned hereby appoints Tom Reedy and Eric Margolin (the “named proxies”), and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of CarMax, Inc. Common Stock, which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of CarMax, Inc., to be held at 1:00 p.m. ET June 22, 2015, at the Hilton Richmond Hotel, Short Pump, 12042 West Broad Street, Richmond, Virginia 23233, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1	14475